Exhibit 10.19

JOINT OPERATING AGREEMENT

BETWEEN

GUJARAT STATE  PETROLEUM CORPORATION LIMITED

AND

JUBILANT ENPRO LIMITED

AND

GEOGLOBAL RESOURCES (INDIA) INC.

WITH RESPECT TO THE CONTRACT AREA

BLOCK : KG-OSN-2001/3

JOINT OPERATING AGREEMENT

THIS AGREEMENT is made this 7th day of August 2003 by and between:

GUJARAT STATE PETROLEUM CORPORATION LIMITED, a body corporate established under the Companies Act 1956, having its registered office at  Block 15, 2nd Floor, Udyog Bhavan, Sector-11, Gandhinagar – 382 011, INDIA (hereinafter referred to as "GSPC" and unless the context otherwise require shall include its successors and permitted assignees), of the FIRST PART,

AND

2.
JUBILANT ENPRO LIMITED, a body corporate established under the Companies Act 1956, having its registered office at 1A, Sector-16A, Institutional Area, Noida - 201 301, Uttar Pradesh (hereinafter referred to as “JEL” and unless the context otherwise require shall include its successors and permitted assignees), of the SECOND PART.

AND

3.
GEOGLOBAL RESOURCES (INDIA) INC., a body corporate established under the laws of Canada having its registered office at 35-22 Street NW, Calgary, Alberta, T2N 4W7, Canada  (hereinafter referred to as “GGR” and unless the context otherwise require shall include its successors and permitted assignees), of the THIRD PART.

All of which are collectively referred herein as Parties, which expression shall include their successors and such assignees as are permitted under Article 13 hereof.

WITNESSETH

WHEREAS, the Parties have financial and technical capabilities to explore, develop, produce, transport, refine and market the petroleum products and Parties have entered into the Production Sharing Contract (hereinafter referred to as "Contract") with respect to Contract Area identified as Block KG-OSN-2001/3 on 4th February, 2003 with the President of India acting through the Joint Secretary, Ministry of Petroleum & Natural Gas (hereinafter referred to as "Government"); and

WHEREAS, the Parties wish to define their respective rights and obligations under this Joint Operating Agreement (JOA) (hereinafter referred to as "Agreement") with the object to conduct & perform their mutual rights and obligations pursuant to the Contract in a manner which is consistent with the provisions of the Contract.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

Unless the context otherwise requires, for the purposes of this Agreement, each term listed below shall have the meaning stated therefore, whenever used in this Agreement. The words not specifically defined herein but defined in the Contract shall have the same meaning herein.

1.1
"Abandonment" means all or any action or conduct for the purpose of Site Restoration, abandoning Fields, Joint Operations, Joint Property, or any other operations and/or property relating thereto under this Agreement whether by way of discontinuation, demolition, removal, destruction, conversion, placement on temporary or permanent care and maintenance, or other basis, or any action or conduct, necessary to comply with all applicable laws, Governmental requirements, or Good International Petroleum Industry Practices (GIPIP).

"Accounting Procedure" means the Accounting Procedure attached hereto as Exhibit A

"Work Program" means the work program as given in the Contract.

"Advance" means each payment of cash required to be made pursuant to a cash call.

1.5	"Agreement" means this Joint Operating Agreement (JOA) including Exhibits, Schedules, Annexures and any amendments thereto.

"Approved Budget" means a budget that has been approved by the Operating Committee with respect to the Approved Work Programme.

"Approved Work Programme" means a Work Programme that has been approved by the Operating Committee.

"AFE" means an authorization for expenditure as envisaged in Article 6.6 hereof.

"Budget" means a budget formulated in relation to a Work Programme. The term "Budget" shall mean, as the context requires, preliminary, proposed or finally adopted versions thereof, and any revisions or supplements thereto.

"Business Day" means a day on which the banks in India are customarily open for business.

"Cash Call" means any request for payment of cash made by the Operator, in accordance with an Approved Work Programme and Approved Budget to the Parties in connection with the Joint Operations (as per the format to be decided by the Operating Committee).

1.12	“Carried Interest Agreement” means the agreement executed between GSPC and GGR on 27th August 2002, a copy of which is enclosed as Exhibit “B”

1.13
"Confidential Information" means all legal, financial, commercial, technical and other data, knowledge and information (including any and all information) obtained and/or acquired by any Party(ies) relating to this Agreement including but not limited to geological, geophysical, seismic and other data, maps, models, diagrams and modeling exercises and all reports or other documents created from such data and information and exercises and analyses carried out using such data and information.

1.14           "Effective Date" means the date as provided in the Contract.

1.15
"Gross Negligence" means any act or failure to act (whether sole, joint, or concurrent) by a Party which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such party knew, or should have known, such act or failure would have had on the safety or property of another person or entity, but shall not include any error of judgment or mistake made by such Party in the exercise in good faith or any function, authority or discretion conferred on the Party under this Agreement.

1.16
"Joint Account" means the set of accounts maintained by the Operator in accordance with the provisions of this Agreement to record all revenues, expenditure or other monetary transactions conducted on behalf of the Parties as provided herein.

1.17	"Joint Operations" means those operations and activities, including Petroleum Operations, to be carried out by the Operator pursuant to and in terms of this Agreement.

1.18
"Joint Property" means, at any point in time, the Contract Area, all wells, facilities, installations, equipment, materials, information, funds and the property held for the Joint Account for use in Petroleum Operations.

1.19	"Operator" means a Party designated or otherwise appointed under Article 4.2 of this Agreement to conduct Joint Operations or any successor appointed under this Agreement.

1.20	"Non-Operator(s)" means at any time the Party or Parties to this Agreement other than the Operator.

1.21	"Party" or "Parties" means Parties to this Agreement and the respective successors and permitted assigns of each.

1.22
"Willful Misconduct" means an intentional and conscious or reckless disregard by the supervisory or management staff or any director of any Party, of the terms of this Agreement or of Good International Petroleum Industrial Practice but shall not include any act or omission reasonably required to meet emergency conditions, including without limitation the safeguarding of life, property and Joint Operations or, for the avoidance of doubt, any error of judgment or mistake made by any such person in the exercise, in good faith of any function, authority or discretion conferred upon the Party.

INTERPRETATION

1.23	Unless the context otherwise requires, reference to singular shall include a reference to the plural and vice-versa, and reference to any gender shall include a reference to all other genders.

1.24	Unless the context otherwise requires, reference to an Article or Clause shall be an Article or Clause of this Agreement.

1.25	In the event of any inconsistency between the main body of this Agreement and any Exhibits attached hereto, the provisions of the main body of the Agreement shall prevail.

1.26	Reference to any law or regulation having the force of law includes a reference to that law or regulation from time to time amended, extended or re-enacted.

1.27.
Terms used but not defined herein shall have the meaning attributed to them under the  Contract. In case of any conflict of any term/provisions of this Agreement with that of the Contract the provisions of the Contract shall prevail and be binding on the Parties to this Agreement.

1.28
Headings of the Articles are titles to each of the Articles to this Agreement and are solely for the convenience of the Parties hereto and shall not be used with respect to the interpretation of the said Articles.

1.29	Words and abbreviations which have well known technical or trade/commercial meanings are used in the Agreement in accordance with such meanings

ARTICLE 2 - EFFECTIVE DATE, DURATION AND SCOPE

2. 1
This Agreement shall be effective from the Effective Date and shall continue in effect for the term of the License and any Lease granted including their extensions and thereafter until a final settlement of all accounts among the Parties has been made or terminated earlier in accordance with the terms of this Agreement or Contract.

2.2
The scope and purpose of the Joint Operations are limited to the prospecting, exploring and drilling for Petroleum; developing, operating, producing and abandoning the oil and gas fields in the Contract Area; treating, field processing and transporting of Petroleum produced to the delivery point and appropriate supporting activities for any of the foregoing.

2.3
Except otherwise provided herein, each Party shall share in all costs, obligations and benefits in proportion to its Participating Interest and shall include any interest being carried by any of the parties.

ARTICLE 3 - PARTICIPATING INTEREST AND JOINT OPERATIONS

3.1	The Participating Interest of the Parties on the Effective Date shall be as follows:-

    GSPC                                :           80%

            JEL                          :           10%

    GGR                                :           10%

3.2	The Parties agree to undertake and to complete the Work Programme as described in the Contract.

3.3
GeoGlobal Resources ( India ) Inc.’s  10% participating interest is in accordance with Carried Interest Agreement (CIA) signed between GSPC and GeoGlobal Resource (India ) Inc. dated 27th August, 2002 and Articles specifically  2 & 29 of the Production Sharing Contract dated 4th February, 2003. CIA between GSPC and GGR shall be part of this agreement in order to determine the relationship and rights and obligations of GSPC and GGR towards each other in terms of GGR’s 10% participating interest vis-à-vis Carried Interest Agreement.

3.4	For greater certainty, for the purposes of this Agreement, the Contract and the Carried Interest Agreement as referred in Article 3.3 above, GSPC and GGR acknowledge and agree that :

3.4.1
GSPC shall be solely liable and agree to pay on behalf of GGR, all of GGR’s obligations, costs and expenses of whatsoever nature and kind, arising out of or attributable to, this Agreement and the Contract, including without limitation, all of GGR’s Participating  Interest share of the Contract Cost and any applicable royalty payments to the Government.

3.4.2
GSPC shall be entitled to recover all of the cost and expenses after deducting all statutory  payments, out of the proceeds from sale of oil & gas if any from the Contract Area, and as mentioned in Article 3.4.1, shall also be entitled to recover costs incurred towards GGR’s 10% of Participating  Interest Share including applicable royalty payment made to Government,  out of GGR’s  Participating Interests share of Cost Petroleum.

3.4.3
At such time  after GSPC has recovered GGR’s Participating Interest Share of all the cost and GGR’s Participating Interest share of the applicable royalty payment to the Government, as mentioned in Article 3.4.1 above, GGR shall be entitled to its Participating Interest share of joint account, joint property, profit petroleum and proceeds of the sale thereof.

3.5
Reference to the term “Participating Interest” and any rights and obligations in connection with a party’s Participating Interest under this Agreement shall take into account the terms and conditions of the Carried Interest Agreement between GSPC and GeoGlobal Resources (India) Inc. dated 27th August 2002.

ARTICLE 4 - OPERATOR

4.1
All Joint Operations shall be conducted by the Operator in accordance with policies, Work Programmes and Budgets approved in accordance with the provisions of this Agreement, the directions of the Operating Committee and in accordance with Good International Petroleum Industry Practices (GIPIP).

4.2
GSPC is designated and shall act as the Operator, in accordance with the provisions of the Contract and this Agreement. The Parties shall provide the Operator with such powers of attorney or any other documents that it may need, from time to time, in order to carry out Joint Operations pursuant to this Agreement.

4.3
Subject to Article 4.5, the Operator shall have the right to resign by giving not less than one hundred and eighty (180) days prior written notice to the other Parties, or  such shorter period of notice as mutually agreed by the Parties.

4.4	Removal/Change of Operator

4.4.1	Subject to Article 4.5, Operator shall be removed forthwith and another Operator appointed upon receipt of notice of occurrence of any of the following events:

i)	An order is made by a court or any effective resolution is passed for dissolution, liquidation, or winding up of Operator;

ii)	Operator dissolves, liquidates or terminates its corporate existence;

iii)	Operator becomes insolvent, bankrupt or makes an assignment for	the benefit of creditors;

A receiver is appointed for a substantial part of Operator's assets; or

v)	If Operator becomes the holder of Participating Interest of less than ten percent (10%).

4.4.2
If the Operator has committed a material breach of this Agreement, any Party may give written notice of such breach to the Operator, specifying the breach committed.  If it is determined pursuant to Article 19 of this Agreement that Operator has committed such material breach and further, failed to rectify such breach within sixty (60) days of receipt of notice from a Party, Operator may be removed by the unanimous vote of the Parties, other than the Operator and its Affiliates.

4.5           When a change of Operator occurs pursuant to Article 4.3 or Article 4.4:

i)
The Operating Committee shall meet as soon as possible to appoint a successor Operator provided that only the Non-Operators shall have the right to vote to appoint the successor Operator. Such appointment shall be by the unanimous vote of those Parties entitled to vote.

ii)
The Operating Committee shall arrange for the taking of an independent inventory of all Joint Property and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of the Operator. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

iii)	The resignation or removal of Operator or replacement by the successor Operator shall not become effective prior to receipt of any approval of the Government, if same is required.

iv)
Upon the effective date of the resignation, or removal or change of the Operator, the successor Operator shall succeed to all duties, rights and authority of Operator. The former Operator shall transfer to the successor Operator all Joint Property, books of accounts, records and other documents maintained by the outgoing Operator pertaining to the Contract Area and to Joint Operations. Upon delivery of the above described property and data, the former Operator shall be released and discharged from all obligations and  liabilities as Operator.

v)	The outgoing Operator shall be liable for all obligations and liabilities as Operator incurred till the effective date of appointment of the successor Operator.

POWERS AND DUTIES OF OPERATOR

4.6	Subject to Article 4.1, Operator shall perform and carry out the functions and shall, for this purpose, have the following powers and authorities :

4.6.01 Exert its bonafide efforts to explore the Contract Area in accordance with Good International Petroleum Industry Practices (GIPIP) to discover commercial accumulations of Petroleum.

4.6.02	Subject to the provisions of this Agreement and Contract, exercise control and exclusively manage and carry out the Joint Operations.

4.6.03
Comply with the respective obligations imposed upon the Parties by the laws of India including the timely filing of reports and payment of all fees, levies, taxes, royalty, cess, if any, (except income taxes payable by the Parties), and charges of every nature payable by the Parties under the said laws provided that Parties have honoured Cash Calls and funds are available in Joint Account.

4.6.04	Take all appropriate steps to obtain, maintain in force, renew or extend consents, approvals, and authorizations in accordance with the terms of this Agreement.

4.6.05
Represent the Parties before the Government and any and all courts, administrative departments, bureaus and agencies whatsoever in India in matters related to the Joint Operations, and in so doing prepare and sign, file and receive any affidavits, undertakings, contracts, petitions, requests, certificates, authorizations, reports or other documents in connection therewith; advise the Parties in a timely fashion of any such acts which in the Operator's opinion may significantly affect the Parties; and perform all other acts of a similar nature necessary and proper in connection therewith, except to the extent any Party has indicated its desire to represent itself in connection with any of the foregoing. Non-Operators shall be entitled to attend for the purposes of observation, meetings between the Operator and the Government and any court appearance of the Operator where such meetings or appearances pertain to matters relating to this Agreement.

4.6.06 Establish and maintain such relationship with the Government, local authorities and with the public as shall be necessary or appropriate to assure that the Joint Operations are conducted and carried out to the best advantage of the Parties.

4.6.07 Prepare and submit to the Operating Committee, Work Programmes and Budgets as provided in Article 6.

4.6.08 In accordance with the procedure outlined by Operating Committee, establish and maintain such offices, installations and facilities in India or abroad as are necessary, adequate and appropriate for the efficient performance of Joint Operations and service hereunder.

4.6.09 Establish and maintain such books, records and accounts as are required by this Agreement and Contract, if any, together with such additional books, records and accounts as from time to time may be reasonably specified by the Parties. Maintain such production records, well and reservoir data, field reserves and rate of production studies and estimates, and the like as will reflect a thorough and accurate history of Petroleum Operations, together with such additional similar records and data as from time to time may be specified by the Operating Committee or required under the Agreement.

4.6.10
Employ, administer, use and have sole responsibility for all the selection, employment, administration and compensation for all personnel reasonably required for the Joint Operations. Also obtain when appropriate, such occasional or part-time services of experts, consultant, retainers, loan employees and others as operational requirements may, in Operator's opinion, dictate, required while always keeping in mind the Parties desire to conduct Joint Operations in an efficient and cost effective manner.

4.6.11	Acquire on behalf of the Parties and utilize in the Joint Operations all equipment, materials and supplies necessary or desirable for carrying on the Joint Operations.

4.6. 12 Acquire such lands, leases, surfaces rights, easements and rights-of-way as may be necessary or desirable for the Joint Operations; provided, however, that Operator shall not acquire for the Joint Operations any lands, surface rights, easements or rights-of-way involving a total commitment in excess of the equivalent of One hundred thousand United Sates Dollars (U.S. $ 100,000) for each such acquisition without prior approval of Operating Committee; and provided, further, that Operator shall not acquire for the Joint Operations any lease for a longer period of time than ten (10) years at an annual rental in excess of the equivalent of fifty thousand United States Dollars (U.S. $50,000) without prior approval of the Operating Committee.

4.6.13
Enter into contracts with others in its own name as principal or as agent for the Parties, as appropriate and in the interest of the Parties following the procedure, for the performance of services or supply of facilities, equipment, materials, or supplies by such others, provided that there is a reasonable basis to believe that such others shall be competent and capable technically and financially, to perform properly their obligations under such contracts, and that the selection of such contractors is to be made on the basis of the Procedure for Acquisition of Goods and Services contained in Appendix "F" of the Contract.

4.6.14
In case of emergency, Operator may award subcontracts without following the procedure set out in the Procedure  for Acquisition of Goods and Services contained in Appendix “F” of the Contract.  Operator shall, however, provide the following information to the other Parties at the earliest opportunity after the emergency  having been occurred – (i) the nature of the emergency and actions taken/proposed to be taken by Operator; and (ii) intimation of the transactions entered into/proposed to be entered into, together  with the estimated financial impact thereof and shall submit written detailed reasons for awarding such subcontracts along with the actual financial implications thereof.

4.6.15
Promptly pay and duly discharge all costs and expenses incurred in connection with the Joint Operations and keep and maintain the Contract Area and any property acquired for the Joint Operations free of all liens, charges and encumbrances except as permitted under this Agreement or the Contract arising out of the Joint Operations or in connection therewith.

4.6.15.1
The Operator shall obtain and maintain in respect of the Joint Operations and the Joint Property, insurance as required under this Agreement or any applicable laws and such other insurance as the Operating Committee may from time to time determine. All such required insurance shall name all the Parties having a Participating Interest as additional insured with appropriate waivers of subrogation.  No other insurance shall be carried by the Operator for the Joint Operations.   Each Party individually may maintain such additional insurance or self-insurance as it deems proper to protect its own interests in the Joint Operations, the costs of which shall not be charged to the Joint Account.

4.6.15.2
The policies of any such insurance shall be endorsed with waivers of all explicit or implicit rights of subrogation to eventual rights against Government and the Non-Operators and, alternatively, to the extent possible, the Operator shall have Government and the Non-Operators named as additional insured.  The Operator shall take care that Subcontractors while taking insurance shall have the Parties and the Government named as additional insured.

4.6.15.3
Each Party shall be solely liable for any loss or damage or liability of whatsoever nature when such loss, damage or liability is caused by such Party's Gross Negligence or Willful Misconduct and in such event such Party shall indemnify the other Parties against all claims in respect of any loss or damage so arising.

4.6.15.4
Subject to Article 4.6.15.3 and to Article 4.9.1, all damage, loss and liability incurred in the Joint Operations which are not completely covered by insurance policies procured or furnished under Article 4.6.15.1 shall be borne by the Parties in proportion to their respective Participating Interests.

4.6.16 Open, maintain and operate a bank account or accounts as may be appropriate for the Joint Operations.

4.6.17	Keep the Parties informed regarding the Joint Operations and prepare and submit reports, technical studies and production forecasts,	including significant changes in production forecasts, and other data and information as required under this Agreement.

4.6.18
Subject to Article 9, allow at the sole risk and expense of the concerned Party(s), authorized representatives of the Parties full access to Joint Operations, data and information pertaining to Joint Operations including derivative maps, reports, books, records, accounts at all reasonable times and conduct audits as provided for in the Accounting Procedure at the sole risk and expense of the concerned Party (s).

4.6.19
Give timely notice to the Parties prior to physically demarcating the location of a Well (including coordinates, and all other relevant information), as well as reasonable advance notice of the commencement of drilling operations and give notice of proposed testing.

4.6.20	Take prompt and necessary action and measures to protect and safeguard life, health, the environment and property and interests of the Parties and the Joint Operations.

4.6.21	Make such recommendations from time to time to the Operating Committee for the efficient carrying out of the Joint Operations, as Operator may consider advisable.

4.6.22 Perform duties for the Operating Committee set out in Article 5, submit Work Programmes, Budgets and AFEs as provided in Article 6 and perform such additional operations and services as Operating Committee may from time to time direct.

4.7
Operator undertakes to carry out each Joint Operations programme within the limits of the Approved Work Programme and Approved Budget in accordance with the Good International Petroleum Industry Practices (GIPIP) and shall not undertake any operations hereunder not included in the Approved Work Programme or make any expenditure as to a Year in excess of the amounts budgeted in the Approved Budget except as follows:

4.7.1	If necessary to carry out an Approved Work Programme, Operator is authorized to make expenditure in excess of the Approved Budget up to but not exceeding ten percent (10%) of each budget item.

4.7.2
Operator in a Year is also authorized to make expenditures for operations in the Contract Area not included in Approved Work Programme or not provided in an Approved Budget, limited, however, to a total not exceeding one hundred thousand United States Dollars (US $ 100,000) provided that the expenditures are not for purposes previously rejected by the Operating Committee and provided such expenditures shall be reported promptly to the Operating Committee by the Operator. Once the itemized report of such expenditures has been approved by the Operating Committee, the amount of expenditure limit shall be increased back to one hundred thousand United States Dollars (U.S. $100,000).

4.7.3
Operator shall annually submit a forecast of operating expenses (also called operating expenditure budget) to Operating Committee. Should actual or anticipated operating expenses for any annual period be in excess of such forecast by ten percent (10%) or two hundred thousand United States Dollars (U.S. $200,000), whichever is less, appropriate explanation of the over expenditure shall be presented to the Operating Committee as soon as such overrun is evident and Operating Committee shall determine corrective actions to be taken, if any. Operator shall furnish to the Parties quarterly statements of actual versus budgeted expenditures with appropriate explanations for variances.

4.8
Operator shall promptly provide the Parties all duplicate samples, properly packed, of rocks and fluids collected during operations.  Operator shall always be mindful in the conduct of Petroleum Operations of the rights and interest of India.

4.9
If a claim is made against any Non-Operator or if any Party is sued on account of any matter arising from operations hereunder over which such Party has no control because of the rights given to the Operator by this Agreement, such Party shall immediately notify all other Parties and the claim or suit shall be treated as any other claim or suit involving operations hereunder.  Operator shall (except in the case of class actions) without admission of liability, either compromise, settle or defend claims and litigation (to the extent not covered by insurance) arising out of Joint Operations provided, however, that Operator shall not pay or waive rights to more than the equivalent of one hundred thousand United States Dollars (US $100,000) in full settlement of any claim or suit without approval of the Operating Committee. Any claim or litigation involving an amount in excess of the equivalent of two hundred fifty thousand United States Dollars (US$ 250,000) shall be reported promptly to the Operating Committee and shall not be settled without approval of the Operating Committee. The above is without prejudice to the legal rights available to a Party to  be represented by their own counsel at their expense to participate in the defense of any such claim, demand, suit, or action. Any costs and expenses incurred shall be treated as part of the Joint Account.

4.9.1
The Operator shall not be liable to the Parties or any of them for any loss or damage arising in connection with the conduct by the Operator of Joint Operations hereunder, and, further each Party shall, to the extent of its Participating Interest, indemnify the Operator against any action, claim or demand arising in connection therewith except in the case of any loss or damage or any action, claim or demand, aforesaid arising directly out of Gross Negligence or Wilful Misconduct on the part of the Operator.

4.9.2
In the event a claim, demand, action is made by the Government or any third party or arising out of a liability is made against or incurred by or demanded from any Party who is not the Operator under the terms of this Agreement, then such Party shall upon receipt of any such claim or demand or upon receipt of notification of such suit or action, promptly report the same to the Operator and all of the other Parties and provide therewith details of such claim, demand, suit or action. Any compromise, settlement or waiver of any rights in respect of any such claim, demand, suit or action made by such Party without the prior approval of the Operating Committee, shall be solely to the account of such Party and the other Parties hereto shall not be responsible or liable therefor or any part thereof. The aforesaid is without prejudice to legal rights as may be available to the Parties to be represented by their own counsel at their expense in the participation or defense of any such claim, demand, suit or action.

4.10
Each of the Parties shall obtain and maintain, in respect of its Participating Interest share of any liability to third parties which may arise in connection with the Joint Operations, such insurance or other evidence of ability to meet  any such liability as shall from time to time be mutually agreed by the Parties. Each of the Parties shall, as and when required by the Operator, produce to it such evidence as it shall reasonably require to establish that such insurance or such ability exists and is being maintained.

4.11
The Parties agree that non-operating party may desire to second their personnel to JV operation.  Such secondment of personnel by a Non-Operating party to Operator’s organizations shall be subject to a terms and conditions which shall be mutually agreed to and covered under a separate agreement/arrangement between Operator and concerned non-operating party:

4.12	The Parties agree that costs incurred by the Operator in relation with the performance of its obligations under Article 4 shall be chargeable to the Joint Account.

ARTICLE 5 - OPERATING COMMITTEE

5.1
To provide for the overall supervision and direction of Joint Operations, there shall be established an Operating Committee consisting of one (1) representative of each of the Parties to this Agreement. The nominee of the Operator shall be the convenor and chairman of the Operating Committee.

Each Party shall within two weeks of the signing of this Agreement notify the other Party (s) in writing of the name and address of its representative and may at any time and from time to time replace its representative by notice to the other Party and may designate one or more alternate representatives to act in the absence of its representative. A representative shall be deemed authorized to bind the Party nominating such representative for the purposes of this Agreement.

The Operating Committee is the coordinating body for the direction, control and administration of the Joint Operations. The principal functions of the Operating Committee shall be:

5.1.1	To establish policies from time to time governing various aspects or activities of the Joint Operations.

5.1.2	To review, approve and revise annual Work Programmes and corresponding Budgets, as proposed by the Operator.

5.1.3
To appoint such technical, financial, accounting, legal or other subcommittees as the representatives may deem appropriate for studies, analyses, reports, etc., on matters pertaining to the Joint Operations.

5. 1.4                      To review reports on Joint Operations conducted in the Contract Area.

5.1.5	To review and approve any proposal for the appraisal of an area and to delineate any Discovery.

5.1.6	To review, revise and approve Work Programmes and Budgets for Exploration, Development and Production Operations as defined herein and as proposed by the Operator.

5.1.7                      To review and approve Exploration Wells and locations (including location of Wellsrequired for any purposes whatsoever).

5.1.8                      To review and approve Well stimulation programmes.

5.1.9                      To review and determine the area to be relinquished

5.1.10	To approve appointment of Subcontractors for carrying out any Petroleum Operations by Operator beyond the authority vested in the Operator under this Agreement.

5.1.11                      To review and approve the declaration of a Discovery as a Commercial Discovery.

5.1.12                      To review and approve any proposed plan for joint development.

5.1.13                      To review and determine the area that may be voluntarily relinquished.

5.1.14	To review and approve such other matters with respect to Joint Operations in the Contract Area as may be referred to the Operating Committee by any member of the Operating Committee.

5.1.15	Any other matter which is required by the terms of this Agreement to be approved by the Operating Committee.

5.2
Unless otherwise agreed, the Operating Committee shall meet at least once every three months at the office of the Operator or elsewhere as the Parties shall unanimously decide. The Operator shall call such meetings and shall give at least twenty (20)  days prior notice  of the time and date of each meeting, together with the agenda and all supporting data/information etc. Additional meetings may be requested and convened by any Party.  A Party which wishes to hold an additional meeting shall give notice at least twenty (20) days before the proposed meeting date, specifying the proposed time, place and agenda of the meeting. In case of emergency, a meeting shall be convened whenever necessary, upon such notice as shall be reasonable in the circumstances. Matters not included in the agenda may be taken up with the unanimous consent of all Parties (whether present at the meeting or otherwise).

5.3
The Chairman of the Operating Committee, who shall preside over the meeting and prepare the minutes, shall be a representative of the Operator. The minutes shall include the names of the representatives present, the Parties they represent and any formal action taken by the Operating Committee. The minutes shall be deemed correct and approved when the Operator receives written, telex or facsimile approval from the Parties. The Chairman shall maintain a permanent file of all Operating Committee determinations.

5.4
Any of the Parties may submit matters for determination without holding a meeting provided such matters are submitted by facsimile, telex or acknowledged telegram to the other Parties. In such event, the other  Parties shall vote by giving advice by facsimile, telex or acknowledged telegram of such vote to the submitting Party within thirty (30) days with copies to all the other parties unless the communication relates to the deepening, completing, sidetracking, plugging back, reworking, coring, testing or abandoning of a well on which drilling equipment is located, in which case each Party shall vote within forty eight (48) hours. A failure to vote shall be deemed to be a negative response.

5.5
Each representative or alternate representative at the cost and expense of the Party he represents, shall be entitled to have present at any Operating Committee meeting such reasonable number of advisors as he may desire and which are appropriate to the Joint Operations matters under consideration.

5.6
Subject to Article 11 of this Agreement, all decisions of the Operating Committee shall be made by unanimous vote.  In case of difference of opinion all decision shall be taken by affirmative vote of 70% or more of the participating interest with each party voting according to its participating interest and such decisions shall be final and binding on the Parties.

5.7
The lodging, food, transportation and incidental costs incurred by representatives on the Operating Committee to attend meetings of the Operating committee shall be borne by the respective Parties they represent.

ARTICLE- 6 - WORK PROGRAMMES AND BUDGETS

6.1
On or before the 30th day of November of each Year Operator shall submit to the Parties a proposed Work Programme and Budget for the Contract Area for the subsequent Year, which Work Programme and Budget shall include as a minimum the work and expenditure required to be performed or incurred during such Year. At the same time as that Year's Work Programme and Budget are submitted, a provisional Work Programme for the next succeeding Year shall be presented by the Operator. Operator shall submit to the Parties a proposed Work Programme and Budget as soon as possible after the execution of this Agreement for the remainder of the Year in which this Agreement is executed.

6.2
On or before the 31st day of December of each Year, the Operating Committee shall agree upon and adopt a Work Programme and Budget for the subsequent Year which shall include as a minimum the work and expenditure required to be performed or incurred under the Contract during such Year. At the time of agreeing upon and adopting a Work Programme and Budget, the Operating Committee shall provisionally consider, but not act upon or adopt, a Work Programme for the next succeeding Year. As soon as possible after the adoption of a Work Programme and Budget, Operator shall provide a copy thereof to each Party.

6.3
Each Budget shall be subdivided into two major functional categories, i.e. exploration/ appraisal versus development & production, and within each of those by sub-categories further broken down by programmed activity  and individual projects. Purchases of materials and supply inventory not specifically made for an Approved Budget project shall be budgeted as a separate item. Each individual project costing more than one hundred thousand United States Dollars (U.S. $100,000) per program shall be either labeled as "Firm" or "To Mature" depending upon the degree of complete details furnished at the time of budget presentation.

6.4
For a project to be considered "Firm" within the Budget, it will require program description, objectives, cost estimates and economic justification sufficiently complete and in such detail as to allow thorough evaluation of the project.

6.5
Projects that do not meet this presentation standard at the time of Budget formulation may also be included in the Budget to receive approval in principle, and shall be labeled as "To Mature". Such projects must be subsequently fully justified to the Operating Committee and receive its specific approval prior to the physical commencement of the project.

6.6
Operator shall submit to the parties holding a Participating Interest (except if such interest is being carried by another party) for prior approval Authorization For Expenditure Requests ("AFEs") covering each individual project within the Approved Budget in the following categories and shall obtain approval prior to undertaking the following projects:

6.6.1  (a)                      Licenses - any initial cash   payment for a license.

6.6.1 (b)
Exploration - quarterly projects for geological and geophysical work, core drilling and concession rentals after any initial payment, and overhead charges applicable to geological and geophysical operations.  Under special circumstances Operator shall obtain separate approval for major geological or geophysical projects, which are in themselves in excess of one hundred thousand United States Dollars (U.S. $100,000).

6.6.1  (c)                      Drilling:

i)	Each Exploration and
ii)           delineation Well.
iii)	Deepening of any Well below original target depth, involving exploratory footage.
iv)	Workovers in excess of two hundred thousand United States Dollars (U.S. $200,000) for any Well, including deepening in to development zones.

6.6.1  (d)                      Plant and equipment:

i)	Individual construction projects and equipment purchases exceeding one hundred thousand United States Dollars (U.S. $100,000) each.

ii)
Equipping of Wells exceeding two hundred thousand United States Dollars (U.S. $200,000). Equipping of Wells includes generally the purchase and installation of equipment and material for lifting, heating, storing and otherwise handling production.

iii)
Projects and purchases costing less than one hundred thousand United States Dollars (U.S. $100,000) each shall be approved by Operator but shall be included for information purposes in approval requests submitted monthly to the Parties.

iv)	Storehouse stocks - quarterly commitments for purchases of advance materials for projects not yet approved.

v)           Unusual commitments of any kind.

6.6.2
The AFEs shall be based on the best current estimates in hand and shall be developed prior to the availability of firm contract rates. Operator shall also submit supplements for approval when it is anticipated that AFEs will be overextended by more than ten percent (10%).

6.6.3	Approval of an AFE shall be confirmed within ten (10) days by returning a signed copy of the AFE to the Operator failing which it shall be deemed to have been approved.

ARTICLE 7 - COSTS, EXPENSES AND DEFAULT

7. 1
Subject to the provisions of Article 3, all costs and expenses incurred by the Operator on behalf of the Parties in carrying out Joint Operations under this Agreement (whether or not specifically mentioned herein) shall be borne and paid by the Parties in proportion to their Participating Interests.

7.2
In the event of any conflict between this Agreement and the applicable provisions contained in the Accounting Procedure or in any supplemental accounting instructions approved by the Operating Committee, the applicable provisions in the body of this Agreement shall govern to the extent of such conflict.

7.3	The terms and provisions of the Accounting Procedure may be changed or modified as agreed in writing by the Parties from time to time .

7.4	Audits of Operator's accounts and records relating to the accounting made under this Agreement shall be conducted as provided for in the Accounting Procedure.

7.5	Inventories of Joint Operations assets shall be taken as provided for in the Accounting Procedure.

7.6           Default

7.6.1	If any Party (hereinafter called the "Defaulting Party") fails to pay in part or full its share of any Cash Call by the date of payment thereof as provided in the Accounting Procedure (the Due Date):

a)	The Operator shall notify all Parties of such default no later than the fifth (5th) Business Day from the Due Date.

b)	The Parties with a Participating Interest other than the Defaulting Party (hereinafter called the "Non-Defaulting Parties") shall contribute, as hereinafter provided, to the amount in default.

c)
If the Defaulting Party fails to remedy its default within ten (10) days of the Due Date, the Operator shall notify the Non-Defaulting Parties of the amount in default and shall make further Cash Call to each of the Non-Defaulting Parties, with a copy to the Defaulting Party, based on the proportions that such Non-Defaulting Party's Participating Interest bears to the total of the Participating Interest of the Non-Defaulting Parties.

d)
Unless the Operator notifies the Non-Defaulting Parties that such default has been remedied, each of the Non-Defaulting Parties shall pay the amount specified in the Cash Call issued pursuant to (c) above not later than twenty (20) days from date of receipt of such notice, and shall continue to pay, in addition to its share of subsequent Cash Call, the same proportions of that part of all subsequent Cash Calls attributable to the Defaulting party until such time as the Defaulting Party has remedied its default as hereinafter provided.

e)	The Operator shall promptly notify the Parties whenever a default has been remedied.

7.6.2
The Defaulting Party shall-have the right to remedy its default up to the time of transfer of its Participating Interest under Article 7.7 by payment of the amount due together with interest thereon calculated at the LIBOR rate on the Due Date plus two percent (2%) per annum from and including the Due Date for the Calendar Month in which the Due Date falls and thereafter at the LIBOR rate ruling on the first day of each subsequent Calendar Month plus two percent (2%), such interest being compounded on a Calendar Monthly basis throughout the period of the default. All interest received by the Operator shall be paid to the Non-Defaulting Parties as well as any funds advanced in respect of the amount in default refunded.

7.6.3
The Non-Defaulting Parties shall at all times have a lien to the extent of default on the Defaulting Party's Participating Interest share and property held pursuant to this Agreement and the Defaulting Party's share of Petroleum produced to secure the payment, in full, of the amount in default together with interest as provided in Article 7.6.2 and, in the event of a sale of Petroleum by the Defaulting Party, for the purpose of enforcing such lien, shall have the right to require the purchaser of the Defaulting Party's share of Petroleum to make payment in respect thereof to the Operator or whomsoever it nominates until the Non-Defaulting Parties have recovered, in full, the amount in default together with interest as provided in Article 7.6.2. Such purchaser shall be entitled to rely upon information given to it by the Operator for and on behalf of the Parties as to the amount in default and interest due, and the Operator or whomsoever it nominates, shall be empowered to give such purchaser a full and complete receipt in respect of such payment.

7.6.4
All sums which may become payable to Non-Defaulting Parties under Article 7.6.3 shall be paid by the Operator to them (to a designated bank account of the Non-Defaulting Party's choice) as soon as possible, and any residual balance shall be paid promptly to the Defaulting Party. Any foreign exchange gains or losses as calculated by the Operator shall be for the account of the Defaulting Party.

7.6.5
The Defaulting Party shall remain liable and obligated for its Participating Interest share of all costs and obligations that in any way relate to the abandonment of Petroleum Operations. Any sums paid in respect of abandonment by the Non-Defaulting Parties on behalf of the Defaulting Party (together with interest thereon pursuant to Clause 7.6.2) shall remain a debt due and owing by the Defaulting Party.

7.7           Continuation of Default

7.7.1
After any default has continued for thirty (30) Business Days from the date of written notice of Default under Article 7.6 and for as long thereafter as the Defaulting Party remains in default on any payment due under this Agreement, the Defaulting Party shall not be entitled to vote on any matter coming before the Operating Committee during the period such default continues. Unless agreed otherwise by the Non-Defaulting Parties, the voting interest of each Non-Defaulting Party shall be in the proportion which its Participating Interest bears to the total of the Participating Interest of all the Non-Defaulting Parties. Any matter requiring unanimous vote of the Parties shall be deemed to exclude the Defaulting Party. Notwithstanding the foregoing, the Defaulting Party shall be deemed to have approved, and shall join with the Non-Defaulting Parties in taking any action to maintain and preserve the Contract.

7.7.2
In the event that the default continues for more than ninety (90) days (the "Default Period") and the Defaulting Party does not pay the amount in default plus accrued interest by the end of such time, a proportion of the Participating Interest of such Defaulting Party shall, at the sole election of the Non-Defaulting Parties be forfeited to the Non-Defaulting Parties to reflect the ratio that the Participating Interest of the Defaulting Party bears to the cumulative contribution made by the Defaulting Party to the cumulative contribution made plus amount in default of the Defaulting Party.

Following such forfeiture the reduced Participating Interest of the Defaulting Party shall be in accordance of the following formula, except that in the case of a default on the first Cash Call made on a Party, ten percent (10%) of the Participating Interest of the Defaulting Party shall stand forfeited:-

A           =           [B/(B+C)]                                x            D           where:

A           =           the reduced Participating Interest of the Defaulting Party.

B	=	the total contributions to the Joint Operations costs of the Defaulting Party up to but not including the amount in default.

C           =           the amount in default.

D           =           Participating Interest of the Defaulting Party.

Such forfeiture shall not restore the Defaulting Party's powers andrights forfeited under Article 7.7.1 until such Defaulting Party has paid the first Cash Call following including the obligations related thereto, in proportion to their Participating Interests or in such other proportion as unanimously agreed by them. The Defaulting Party shall execute such documents as are necessary to transfer its Participating Interest at its sole cost.

7.7.3
Notwithstanding the provisions of Article 7.7.2, in the event that as a result of a forfeiture by the Defaulting Party of a part of its Participating Interest pursuant to the provisions of Article 7.7.2, the remaining Participating Interest of the Defaulting Party falls below ten percent (10%), or as permitted under the Contract, the Non-Defaulting Parties shall assume such Participating Interest of the Defaulting Party in proportion to their Participating Interest or in such other proportion as unanimously agreed by them, subject to the approval of Management Committee / Govt. of India.

7.7.4  (i)  The Defaulting Party shall be deemed to have surrendered its Participating Interest in the Contract and each of the Non-Defaulting Parties shall have the right to request the transfer to it and to acquire, with effect from the date of default, subject to any necessary consent of the Government, as beneficial owner and free of any liens, charges and encumbrances, the Participating Interest of the Defaulting Party.

(ii)  The Defaulting Party shall promptly join in such actions as may be required to obtain any necessary consent of the Government and shall do such acts and execute such documents as may be necessary to transfer its Participating Interest in the Contract to the other Parties in the proportions agreed and all rights, title and interest derived there from in and under this Agreement, and in any Petroleum produced and Joint Property. All costs and expenses relating to such transfer shall be for the account of the Defaulting Party.

(iii) Each Party hereby irrevocably appoints the Operator (and any successor Operator) to act, in the event of default by such Party in the circumstances described in that clause, as its lawful attorney to do such acts and execute such documents as may be necessary to transfer all of its interest in accordance with the provisions thereof.

7.8           Forfeiture to be Without Prejudice to Other Remedies and No Right of Set  off

7.8.1
The foregoing provisions, including but not limited to the transfer of Defaulting Party's Participating Interest, are without prejudice to any other remedies or rights which the Non-Defaulting Parties may have against the Defaulting party with respect to a default.

7.8.2
Each Party acknowledges and accepts that a fundamental principle of this  Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required.  Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the Non-Defaulting Parties of any rights under or the application of any of the provisions of this Article 7, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise.  Each Party further agrees that the nature and the amount of the remedies granted to the Non-Defaulting Parties hereunder are reasonable and appropriate in the circumstances.

7.9	Any Party may make an additional contribution on behalf of another Party so as to satisfy a Cash Call of such other Party in accordance with this Article.

ARTICLE 8 - OWNERSHIP OF ASSETS

8.1
Subject to Article 2 and 8.3 hereunder, all assets acquired by Operator for the Joint Operations shall be owned by the Parties in proportion to their respective contributions to the costs of acquisition of such assets.

8.2
Unless the Operating Committee previously authorizes otherwise, Operator shall acquire for the Joint Operations only such assets as are reasonably estimated to be required in carrying out the Joint Operations provided for in Approved Work Programmes and Budgets, or revisions thereof, it being intended that Operator shall not unreasonably stockpile materials and equipment for future use without the approval of the Operating Committee.

8 3
Whenever Operator considers that any Joint Operations' asset is no longer needed in carrying out the Joint Operations, Operator shall notify the Parties and such surplus assets shall be disposed of as provided in Article III of the Accounting Procedure.

8.4	Any Party may delegate to Operator the authority to sell and dispose of such asset and the proceeds of any such sale shall reflect the percentage ownership, which the Parties have in such assets.

8.5
Operator may also utilize in the Joint Operations equipment owned and made available by any Party and charges to the Joint Account for use of such separately-owned equipment shall be made as provided in Section 3 of the Accounting Procedure of the Contract.

8.6
In connection with work to be carried out pursuant to an Approved Work Programme and Approved Budget, the Operator, or any Affiliate of the Operator, may, subject to the provisions of the Contract, supply all necessary material and services whether owned, leased or otherwise, from its own resources and shall charge the costs thereof to the Joint Account in accordance with Section 3.1.8 of the Accounting Procedure of Contract.

ARTICLE 9 - INFORMATION, REPORTS AND CONFIDENTIALITY

9.1           Operator shall furnish to the Parties data, information and following reports:

9.1.1
Daily Well progress report (for Exploration and Appraisal Wells) which shall include for the day concerned, a brief description of the work  performed, the number of feet drilled, the type and depth of the formation penetrated, the size and landed depth of any casing landed, the type and results of any tests made, and such other Well information  or data  as  the Parties from time to time may reasonably specify.

9.1.2	During drilling, daily reports of cumulative Well costs.

9.1.3	Monthly report of Joint Operations, which shall include a summary of services, and all Exploration, Appraisal, drilling and testing operations performed during the period covered by such report.

9.1.4
Immediate reports on Well developments of significance, such as blow-out or Discovery, and immediate notice of special events of importanceto the Joint Operations, such as fire, accident, sabotage or acts of God involving loss of life or serious property damage; strikes and riots; significant competitor activities; or Government actions threatening or adversely affecting the rights and interests of the Parties. Such immediate reports or notices shall be given by telex, telegraph, telephone or equivalent means and confirmed in writing.

9.1.5	A comprehensive final report upon the completion of each significant phase in the operations.

9.1.6
Such other reports as the Parties may from time to time request as to all  lands,  concessions,  surface  rights, easements, rights-of-way,  facilities, equipment, materials and supplies acquired by or disposed of by Operator pursuant to this Agreement.

9.1.7	Copies of well logs, well completion reports, Core Analysis Reports and the G&G studies

9.2	Subject to Article 9.3, the Parties shall have full access at their sole cost and risk at all reasonable times to all of the Joint Operations and may:

9.2.1	Inspect all records, books and accounts, data studies, logs, surveys, files, maps and other information kept by or available to Operator;

9.2.2                      Receive samples of cores, Well cuttings and Petroleum;

9.2.3	Have copies made (first copy at Joint Operations expense) of all data or information, including laboratory analyses and maps;

Have special  studies performed by Operator (at such requesting Party's expense, unless approved by Operating Committee) to the extent when studies do not interfere with or delay Operator's  performance of its duties under this Agreement; and

9.2.5
Request and receive from Operator forecasts, schedules, statements or status reports where reasonable and where not otherwise provided for in this Agreement, preparation costs of which shall be for such  Party's account unless approved by the Operating Committee.

9.3
Nothing in this Agreement shall require any Party to divulge proprietary technology to the other Parties, and subject to Article 22 of the Contract, the following principles as to utilization and protection of proprietary technology in the Joint Operations shall apply:

9.3.1
Operator may from time to time utilize its proven proprietary technology at Joint Operations expense in the conduct of Joint Operations and subject to Article 9.3.2, may take such reasonable precautions as Operator deems necessary or desirable (including agreement with or commitments from its employees, contractors and agents against such disclosure) to prevent disclosure of or entitlement to its proprietary technology including improvements and inventions resulting from use hereunder to others.

9.3.2
Non-Operators shall have access to basic field data obtained through Operator's utilization of such proprietary technology and to final maps, data, information and conclusions resulting from any such utilization, with entitlement to copies of such basic and final data, interpretations, maps, information and conclusions as provided for in this Agreement.

9.3.3
Any Party may at its own expense utilize its proprietary technology in developing from Joint Operations field data whatever information or conclusions it desires without the obligations to disclose such information, its result or conclusions to the Parties without adversely affecting Joint Operations.

9.3.4
Each Party utilizing proprietary technology as mentioned in this Article 9.3 shall hold all other Parties free and harmless from all third party claims, charges and damages arising out of such utilization, including  but not limited to claims based on patent infringement.

9.3.5
Should future difficulties or controversies between the Parties occur regarding application of the principles of this Article 9.3, the Parties shall consult in good faith with the view to best possible utilization of proprietary technology in the Joint Operations, giving due regard to each party's right to protect the proprietary nature of its technology and the Parties' right and need for access to data and information as well as to final results for justifiable determinations of programmes and budgets.

9.4
Except as otherwise provided herein, each Party undertakes to treat as confidential, and prevent disclosure to any third party of any and all information and data obtained in the Joint Operations and relating to the Contract Area or to operations undertaken pursuant to this Agreement.

9.4.1
In consideration a Party (Disclosing Party) allowing the receiving Party (Receiving Party) access to the Confidential Information, the Receiving Party agrees to keep the Confidential Information confidential and acknowledges that the Disclosing Party considers the information disclosed to the Receiving Party to be proprietary. The Receiving Party shall not disclose the Confidential Information to any one except in accordance with the following terms:

a)
The Receiving Party agrees to keep the Confidential Information strictly confidential and subject to sub-clause (b) to (d) inclusive, below, agrees not to disclose such Confidential Information to any person in any manner or mode whatsoever (including by means of photocopy or reproduction) without the prior written consent of the Disclosing Party, such consent not being unreasonably withheld.

b)	The Receiving Party may disclose the Confidential Information without the prior written consent of the Disclosing Party to the extent such information

i)
is already in the public domain or comes into the public domain other than through a breach of the terms of this Agreement by the Receiving Party or by any person to whom disclosure of Confidential Information by the Receiving Party is permitted pursuant to sub-Clause (c) or (d) below; or

ii)
is required to be disclosed under applicable law or by a governmental order, decree, regulation or rule binding upon the Receiving Party provided that, as soon as practicable, the Receiving Party shall give prior written notice to the Disclosing Party that such disclosure is required and consults with the Disclosing Party on whether, and if so what  action should be taken to resist the requirement.

c)	The Receiving Party may disclose the Confidential Information without the prior written consent of the Disclosing Party to the Receiving Party's Affiliate.

d)
The Receiving Party may also disclose the Confidential Information without the prior written consent of the Disclosing Party to such of the following persons who have a clear need to access it for the purpose of evaluating, negotiating or advising on matters arising out of this Agreement e.g. employees, officers and directors of the Receiving Party.

e)	The Receiving Party may also disclose the Confidential Information without prior intimation to any professional adviser or financial institution retained by the Receiving Party for the purpose of	evaluating the Confidential Information or evaluating, financing, negotiating or advising on matters arising out of this Agreement.

f)
Prior  to  making  any  disclosure of Confidential  Information as permitted under sub-Clause (c), (d) or (e) above, the Receiving Party shall procure an undertaking that the proposed  recipient  of such  Confidential Information is made  aware of the terms of this Article and adheres to and be bound by the terms of this Article as if they were a party to the extent  of Agreement contained in this Article.

9.4.2
Notwithstanding   anything contained hereinabove, the provisions of this Article  shall continue and bind the Parties for a period not exceeding five(5) years from the date of termination of the Agreement.

ARTICLE 10 - WORK PROGRAMME COMMITMENT

The Parties shall carry out the Work Programme as given in the Contract. In case of Minimum Work Programme, the Operator is authorized to take all decisions and actions necessary as per the commitment made in the Contract.

ARTICLE 11 - RELINQUISHMENT

11.1	When it becomes necessary pursuant to the terms of the Contract to relinquish portions of the Contract Area:

11.1.1 The Parties holding a Participating Interest shall make reasonable best efforts to reach agreement on the area proposed to be relinquished one  hundred  twenty  (120)  days  before such relinquishment is required to be made. If such Parties are unable to reach unanimous agreement ninety (90) days prior to the date on which the area or areas must be relinquished, the following procedure shall be observed, provided all selections of the area or areas to be relinquished are within the requirements and restrictions of the Contract:

a)	In the event Parties holding at least seventy percent (70%) of the total Participating Interests agree on an area or areas to be relinquished, such area or areas shall be relinquished.

b)
In respect to any area or areas to be relinquished on which the Parties holding at least  seventy percent  (70%) of the total  Participating Interests cannot agree, each Party shall select a proportionate part of the remaining area or areas to be retained equal to its Participating Interest.

11.1.2	The Operator shall proceed in a timely manner to relinquish the area or areas determined in accordance with the foregoing procedures and pursuant to Act and Rules.

ARTICLE 12 - WITHDRAWAL

12.1	Any Party may withdraw from this Agreement at any time provided that during any Exploration Phase, no Party shall withdraw until all the Exploration Operations obligations have been met and completed.

12.2
The Party desiring to withdraw (hereinafter called the "Withdrawing Party") shall give notice of intention to withdraw to the other Parties at least forty five (45) days in advance of the date of withdrawal and such notice shall contain:

12.2.1	Designation of the effective date for withdrawal, which shall be the last day of a Calendar Month;

12.2.2
An offer to assign, without compensation, to the other Parties having a Participating Interest all of the Withdrawing Party's right, title and interest in the Contract Area and all Joint Property; such offer to be conditioned on the receiving Parties assumption, subject to Article12.4, of all future obligations related to the right, title and interest offered.

12.2.3
The other Parties shall have thirty (30) days from date of receipt of such notice to notify the Withdrawing Party whether they accept the offer and elect to receive the assignment provided for in Article 12.2.2.

(a)
If one or more of the other Parties having a Participating Interest give notice of acceptance and election to receive such an assignment within such thirty (30) day period, the Parties shall promptly execute and deliver and do and perform all acts and things necessary and appropriate to effect such assignment. If more than one of the other Parties elect to receive the assignment, the Withdrawing Party interest shall be apportioned among the assignees in the proportion that the Participating Interest of each (prior to assignment) bears to the total of the Participating Interest of all such assignees unless another apportionment is agreed to by all the assignees.

(b)
If none of the other Parties having a Participating Interest gives notice of its acceptance and election to receive such an assignment within the thirty (30) day period, the Parties shall promptly cause Operator to wind up the Joint Operations (unless the existing Parties mutually agree otherwise to continue the Joint Operations) and the Parties shall do and perform all acts and things necessary and appropriate to this end, including termination of the Contract, subject to approval of Operating Committee. In such event all Parties, including the Withdrawing  Party, shall continue to be responsible for their respective ParticipatingInterest share of all financial and other obligations hereunder and under the Contract until the Contract is terminated without further obligation of the Parties and final settlement has been made among the Parties.

12.2.4
In the event of an assignment under Article 12.2.3 (a), the Withdrawing Party shall be responsible for its financial obligations accrued under the Contract and this Agreement  until the Contract is  terminated, including but not limited to payment of its full share of costs and expenses as to any particular Well, geophysical survey or other individual project investment for which they were committed either under the terms of the Contract or through an Approved Work Programme or Budget which has been commenced  (or funds therefor committed) before such date of notice of withdrawal, even though completion thereof may post date such date of notice, except to the extent such obligations shall be assumed or paid by any third party which acquired from the remaining Party or Parties within three (3)  months of the effective date of withdrawal all or part of the interest assigned by the Withdrawing Party. The Withdrawing Party shall not be obligated for any obligations or commitments undertaken by the remaining Parties after the date of giving notice of withdrawal, but the Withdrawing Party shall be obligated for its Participating Interest share of any obligations which may accrue under the Contract prior to the date of notice.

12. 3	The Withdrawing Party shall remain liable and obligated for its Participating Interest share of all expenditure accruing to the Joint Account under any relevant programme and budget prior to the date on which the notice of withdrawal was given, and also to pay all reasonable costs and expenses incurred by the other Parties in connection with such withdrawal.

12.4
A Withdrawing Party shall not be allowed to withdraw from the Contract and this Agreement if its Participating Interest is subject to any lien, charges or encumbrance other than those arising under the Contract unless the other Parties are willing to accept the assignment subject to the additional lien, charges or encumbrance.

12.5
In the event a Party or Parties elect to receive an assignment of the Withdrawing Party's interest, all cost of the assignment, including notarial and registration fees and transfer taxes, shall be the sole obligation of such

Party or Parties in the proportion of the Participating Interest each receives to the total Participating Interest assigned and such Party or Parties shall indemnify the Withdrawing Party against and hold it harmless from any further costs, expenses or liabilities incurred under the Contract from the date of notice.

ARTICLE 13 - SALE, TRANSFER AND ASSIGNMENT

13.1
The right to sell, assign or transfer a Participating Interest (including any Participating Interest in accordance with any Carried Interest Agreements / Arrangements), in whole or in part, shall be subject to the consent of other Parties which consent shall not be unreasonably withheld and to the terms of the Contract and Article 11 and 12 and the following  provisions of Article 13.

13.2
Any Party shall have the right at any time, with  or without compensation, to sell ,transfer and/or assign to an Affiliate all or part of its right, title and interest in the Contract Area and in and under  this Agreement provided that (i) proposed assignee expressly assumes all of the Party's obligation with respect to such Participating Interest;  (ii)  such Affiliate is technically and financially competent to undertake the obligations of the Assignor and (iii) Assignee provides an unconditional bank guarantee to the extent of committed and additional Work Programme.

13.3           Obligation to make First Offer

13.3.1
If  any Party ("Transferring Party") desires to Transfer to any person other than an Affiliate, all or any part of its Participating Interest  ("Sale Interest"),  it shall notify each of the other Parties (“Non Transferring Parties”) in writing of its desire to Transfer such Sale Interest by way of a written notice  (“Sale Notice”)  and the following conditions shall apply :

A.           Where the Transferring Party has a Third Party Offer

(i)
Where the Transferring Party has a bona fids offer from a responsible prospective purchaser (herein referred to as “Third Party Offer”) then the Sale Notice shall set forth the key terms and conditions of such Third Party Offer.  The Non Transferring Parties receiving such Sale Notice shall have the right and option for a period of  30 (thirty) Business Days from the date of receipt of the Sale Notice (“Offer Period”) within which to agree, by a written notice (“Acceptance Notice”)  to acquire the Sale Interest in the proportion that their respective Participating Interests bear to the total Participating Interests of the Non Transferring Parties or in such other proportion that they may agree (within the Offer Period), at the price and upon the key terms and conditions as set forth in such Sale Notice or on terms equivalent to the key terms set forth in the Sale Notice, and these equivalent terms shall be indicated in the Acceptance Notice.  Upon receipt of the Acceptance Notice(s) for all or part of the Sale Interest, the agreement for sale shall be completed and the Transferring Party shall transfer and complete the sale  of the Sale Interest specified in the Acceptance Notice(s), to such Non Transferring Party(ies) within the period specified in  Article 13.3.2 below and in the event the Non Transferring Party(ies) failes to complete such  transfer within such period,   the  Transferring  Party  shall  be  entitled   to  accept   the   Third   Party  Offer    and complete   the   sale   to  such   Third   Party  on   the   same terms and conditions as those set out in the Third Party Offer.  If no Non Transferring Party or Parties gives an Acceptance Notice that it or they elect or elects to acquire the Sale Interest within the Offer Period or alternatively a Non Transferring Party or Parties confirm in writing that it or they are not interested in issuing an Acceptance Notice , then the Transferring Party shall be free to accept the Third Party Offer and complete the sale on the same terms and conditions as those set out in the Third Party Offer.

(ii)
In the event only on of the Non Transferring Parties gives an Acceptance Notice, within the Offer Period, that it elects to acquire the Sale Interest then the Transferring Party shall transfer and complete the sale of the Sale Interest specified in the Acceptance Notice, to such Non Transferring Party within the period specified in Article 13.3.2 below   and in the event the Non  Transferring Party fails to complete such transfer within such period, the Transferring Party shall be entitled to accept the Third Party Offer and  complete the sale to such third party on the same terms and conditions as those set out in the Third Party Offer.

(iii)
The Transferring Party shall be entitled to sell such part of the Sale Interest in respect of which Acceptance Notices have not been received, to the third party from whom the Third Party Offer has been received, on terms and conditions specified in the Third Party Offer.

B.	Where the Transferring Party does not have a Third Party Offer

(i)
Where the Transferring Party does not have a Third Party Offer, then the Sale Notice shall request offers from the Non Transferring Parties for acquisition of the Sale Interest.  Pursuant to such Sale Notice, each of the Non Transferring Parties shall have a period of 30 (thirty) Business Days from the date of receipt of the Sale Notice to indicate if they are interest in acquiring all or part of the Sale Interest (“Proposal Period”) and shall accordingly, within the Proposal Period, make a firm and definite offer in writing (“Offer Notice”) to the Transferring Party.  The Offer Notice shall contain the terms of the offer, including as to price, and shall also indicate whether the offer is for purchase of all or part of the Sale Interest.

(ii)
In the event more than one of the Non Transferring Parties send Offer Notices, then the Transferring Party shall be entitled to consider only, what it considers, the most favorable, beneficial and commercially acceptable offer(s) and shall negotiate such offer with the concerned Non Transferring Party or Parties, as the case may be.

(iii)
Subject to sub-clause (v) below, in the event the Transferring Party arrives at an agreement with one or more of the Non Transferring Parties, then the agreement for sale of the Sale Interest shall stand completed and the Transferring Party shall transfer and complete the sale of the Participating Interest to such Non Transferring Party(ies) within the period specified in Article 13.3.2 below and in the event a Non Transferring Party fails to complete such transfer within such period, the Transferring Party shall be entitled to transfer and sell the Participating Interest to a third party.

(iv)
In the event the terms offered in the Offer Notices are not acceptable to the Transferring Party, then the Transferring Party shall be entitled to negotiate with a third party to explore whether it can obtain better terms and if the Transferring Party then receives a Third Party Offer, the Transferring Party shall issue a Sale Notice in terms of Article 13.3.1 A(i) above to the Non Transferring Parties and allow them an opportunity, within 15( fifteen) days of the aforesaid Sale Notice, to match such Third Party Offer and in the vent the Non Transferring Parties match such Third Party Offer, then the agreement for sale shall be completed and the entire or part of the Sale Interest, as the case may be, shall be sold to such Non Transferring Parties in  the  proportion that their respective Participating Interests bear to the total        that they may agree, and the balance Sale Interest, if any, may be transferred to such third Party that has made the Third Party Offer.  This sale to the Non Transferring Parties shall be completed within the period specified in Article 13.3.2 below and in the event a Non Transferring Party fails to complete such transfer within such period, the Transferring Party shall be entitled to accept the Third Party Offer and complete the sale on the same terms and conditions as those set out in the Third Party Offer.

(v)
In the event the Transferring Party arrives at an understanding on the terms and conditions with one or more of the Non Transferring Parties (“Final Non Transferring Parties”) for sale of the entire or part of the Sale Interest, then, before completing the agreement with such Non Transferring Party or Parties, the Transferring Party shall be entitled to negotiate with a third party to explore whether it can obtain better terms and if the Transferring Party then receives a Third Party Offer, the Transferring Party shall issue a Sale Notice in terms of Article 13.3.1 A(i) above to the Final Non Transferring Parties and allow them an opportunity, within 15 (fifteen) days of the aforesaid Sale Notice, to match such Third Party Offer and in the event the Final Non Transferring Parties match such Third Party Offer, then the agreement for sale shall be complete and the entire or part of the Sale Interest, as the case  may be, shall be sold to such Final Non Transferring Parties in the proportion that their respective Participating Interests bear to the total Participating Interests of the Non Transferring Parties or in such other proportion that they may agree, and the balance Sale Interest, if any, may be transferred to such third Party that has made the Third Party Offer. This sale to the Final Non Transferring Parties shall be completed within the period specified in Article 13.3.2 below and in the event a Final Non Transferring Party fails to complete such transfer within such period, the Transferring Party shall be entitled to accept the Third Party Offer and complete the sale on the same terms and conditions as those set out in the Third Party Offer.

(vi)	Any transfer of Participating Interest to a third party in terms of this Article 13.3.1B shall be at a price and on other commercial terms no more favorable to the third party than the price and terms of proposals received from the Non Transferring Parties or Final Non Transferring Parties, as the case may be.

13.3.2
Any transfer of Participating Interest by a Transferring Party to a Third Party or to a Non Transferring Party or to a Final Non Transferring Party, as the case may be, in terms of Article 13.3.1 above, shall be completed, other than such time period as may be required for receipt of Government approvals, within 120 days following the end of the Offer Period/ Proposal Period (as the case may be).

13.3.3
Notwithstanding anything contained herein, any Party whose Participating Interest is being carried by any other Party shall not have any right of first refusal as per the terms of this Article 13.3 against any other Party.

13.3.4
The Parties intend to apply the principles of Article 13.3in good faith and be bound by the spirit as well as the terms thereof and, in particular but without limitation a fair cash equivalent shall be placed on any non-cash consideration offered to the Transferee by an other Party or a third party, supported, if requested by any Party, by a report from an internationally recognized independent chartered accountant

13.4	No assignment, sale or transfer of Participating Interest shall be effective unless the assignee/transferee shall have agreed in writing to be bound by all the terms and provisions contained in this Agreement and the Contract which shall include the assumption of all the assigning Party's rights and obligations under this Agreement and the Petroleum Exploration License (PEL) on and from the date of the Assignment.

13.5
Each Party and third party where relevant, shall bear its own costs related to the transaction of sale and purchase of Participating Interest as envisaged in this Article 13.     All costs,   charges, fees, taxes, cess, duties etc. leviable on the sale, transfer and/or assignment provided for in this Article 13, including  notaries and registration fees, tax or other expense of whatsoever kind and nature, shall be the to the account of the buyer of the Participating Interest.

13.6	All the Parties shall execute and deliver all documents, do and perform all acts and things necessary and appropriate to validly effect the sales and assignments provided in this Article 13.

13.7	Nothing contained in this Article 13 shall prevent a Party from mortgaging, pledging, charging or otherwise encumbering all or part of its interest in the	Contract Area and in and under this Agreement for the purpose of security relating to raising of finance so as to meet its obligations under this Agreement provided that:

(1)           such Party shall remain liable for all obligations relating to such interest;
(2)	the encumbrance shall be subject to any necessary approval of the Government;
(3)such Party shall ensure that any such mortgage, pledge, charge or encumbrance shall be expressed to be without prejudice and subject to the provisions of this Agreement.

(4)	any encumbrance sought to be created shall be expressly subordinated to the rights or the other Parties under the Contract and this Agreement

13.8
Notwithstanding any other provision of Article 13, an assignment or transfer shall not be made where the Participating Interest to be retained by the proposed assignor or the percentage interest of assignee shall be less than ten per cent (10%) of the total Participating Interest of all the Parties or as provided under the Contract, except where the Government, on the recommendations of the Management Committee may, in special circumstances, so permit.

ARTICLE 14 - FORCE MAJEURE

14.1
Any non-performance or delay in performance by any Party hereto of any of its obligations under this Agreement or in fulfilling any condition of any license or lease granted to such Party, or in meeting any requirement of the Act, the Rules or any license or lease issued thereunder, shall, except for the payment of money due under this Agreement or under the Act and the Rules or any law, be excused if, and to the extent that, such non-performance or delay in performance is caused by Force Majeure as defined in this Article.

14.2
For the purpose of this Agreement, the term Force Majeure means any cause or event, other than the non-availability of funds, whether similar to or different from those enumerated herein, lying beyond the reasonable control of, and unanticipated or enforceable by, and not brought about at the instance of, the Party claiming to be affected by such event, or which, if anticipated or foreseeable, could not be avoided or provided for, and which has caused the non-performance or delay in performance. Without limitation to the generality of the foregoing, the term Force Majeure shall include natural phenomena or calamities, earthquakes, typhoons, fires, wars declared or undeclared, hostilities, invasions, blockades, riots, strikes, insurrection and civil disturbance.

14.3
Where a Party is claiming suspension of its obligations on account of Force Majeure, it shall promptly, but in no case later than seven (7) days after the occurrence of the event of Force Majeure, notify the other Parties in writing giving full particulars of the Force Majeure, the estimated duration thereof, the obligations affected and the reasons for its suspension.

14.4
A Party claiming Force Majeure shall exercise reasonable diligence to seek to overcome the Force Majeure event and to mitigate the effects thereof on the performance of its obligations under this Agreement provided, however, that the settlement of strikes or differences with employees shall be within the discretion of the Party having the difficulty. The Party affected shall promptly notify the other Parties as soon as the Force Majeure event has been removed and no longer prevents it from complying with the obligations which have been suspended and shall thereafter resume compliance with such obligations as soon as possible.

14.5
The Party asserting the claim of Force Majeure shall have the burden of proving that the circumstances constitute valid grounds of Force Majeure under this Article and that such Party has exercised reasonable diligence and efforts to remedy the cause of any alleged Force Majeure.

14.6
Where Party is prevented from exercising any rights or performing any obligations under this Agreement due to Force Majeure, the time for the performance of the obligations affected thereby and for performance of any obligation or the exercise of any right dependent thereon, and the term of any Exploration Phase or this Agreement, may be extended by such additional period as may be agreed between the Parties. In case of difference, the decision of operator shall be final and binding.

14.7
Notwithstanding anything contained hereinabove, if an event of Force Majeure occurs and is likely to continue for a period of thirty (30) days, the Parties shall meet to discuss the consequences of the Force Majeure and the course of action to be taken to mitigate the effects thereof or to be adopted in the circumstances. In case no solution  emerges, matter shall be referred for decision by a sole expert in terms of the Contract who shall decide the matter within three (3) months from the date of acceptance to act as sole expert.

ARTICLE 15 - OPERATIONS BY LESS THAN ALL PARTIES

15.1	Limitation on Applicability

(A)
Subject to the Contract, any operation beyond the Minimum Work Obligation can be proposed as a Joint Operation.  In the event of difference of opinion among the Parties for conducting the operation as Joint Operation, the same may be conducted as Exclusive Operation by the willing Parties subject to provisions of Article 15.  All operations shall be conducted as Joint Operations under Article 5, or as Exclusive Operations under this Article. No Exclusive Operation shall be conducted which conflicts with Joint Operations.  Determination as to whether or not a conflict exists shall be made by the unanimous vote of the Operating Committee.  If the Operating Committee cannot agree, the matter can be referred to a sole expert or arbitration.

(B)
Except as otherwise herein provided, operations which are required to fulfil the Minimum Work Obligations must be proposed and conducted as Joint Operations under Article 5, and shall not be proposed or conducted as Exclusive  Operations under this Article.

(C)	No Party may propose or conduct an Exclusive Operation under this Article, unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to this Agreement.

15.2           Procedure to Propose Exclusive Operations

(A)
Subject to Article 15.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties.  Such notice shall specify that such operation is proposed as an Exclusive Operation, the work to be performed, the location, the objectives, and estimated cost of such operation.

(B)	Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(1)
For proposals to deepen, test, complete, sidetrack, plug back, recomplete or rework involving the use of a drilling rig that is standing by in the Contract Area, any such Party wishing to exercise such right must so notify Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

(2)
For proposals to develop a Discovery, any Party wishing to exercise such right must so notify the Party proposing to develop within twenty (20) days after receipt of the notice proposing the Exclusive Operation.

(3)	For all other proposals, any such Party wishing to exercise such right must so notify Operator within ten (10) days after receipt of the notice proposing the Exclusive Operation.

(C)	Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(D)
If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation.  The Operator shall commence such Joint Operations as promptly as practicable and conduct it with due diligence.

(E)	If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

(1)
The Party proposing the Exclusive Operation, together with any other Consenting Parties, shall have the right exercisable for the applicable notice period set out in Article 15.2(B), to instruct Operator (subject to Article 15.9(G)) to conduct the Exclusive Operation.

(2)
If the Exclusive Operation is conducted, the Consenting Parties shall bear the sole liability and expense of such Exclusive Operation with each Consenting Party bearing a fraction of such liability and expense, the numerator of which is such Consenting Party's Participating Interest as stated in Article 3.1 and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.1, or in such other proportion totaling one hundred percent (100%) of such liability and expense as the Consenting Parties may agree.

(3)
If such Exclusive Operation has not been commenced within one hundred and eighty (180) days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 14), the right to conduct such Exclusive Operation shall terminate.  If any Party still desires to conduct such Exclusive Operation, written notice proposing such operation must be resubmitted to the Parties in accordance with Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

15.3	Responsibility for Exclusive Operations

(A)
The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 15.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including but not limited to all costs, expenses or liabilities  for environmental, consequential, punitive or any other  similar indirect damages or losses arising from business interruption, reservoir or formation damage, inability to produce petroleum, loss of profits, pollution control and environmental amelioration or rehabilitation) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(B)
Notwithstanding Article 15.3(A) each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including but not limited to plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

15.4	Consequences of Exclusive Operations

(A)
With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option to reinstate the rights it relinquished under Article 15.4(B) below, such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties, to all data and other information relating to such Exclusive Operation, other than G&G Data obtained in an Exclusive Operation. If a Non-Consenting Party desires to receive and acquire the right to use such G&G data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Article 3.1 of the cost incurred in obtaining such G&G Data.

(B)
With regard to any Exclusive Operations and subject to Article 15.4(C)  and Article 15.7 below, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Exclusive Operation:

(1)
All of each such Non-Consenting  Party's right to participate in further operations in the well or deepened or sidetracked portion of a well in which the Exclusive Operation was conducted and any Discovery made or appraised in the course of such Exclusive Operation; and

(2)	All of each such Non-Consenting Party's right pursuant to the Contract to take and dispose of Hydrocarbons produced and saved:

(a)	From the well or deepened or sidetracked portion of a well in which such Exclusive Operation was conducted, and

(b)	From any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

(C)	A Non-Consenting Party shall have the following and only the following options to reinstate the rights it relinquished pursuant to Article 15.4(B):

(1)
If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party shall submit to each Non-Consenting Party the approved appraisal program.  For thirty (30) days (or forty-eight (48) hours if the drilling rig which is to be used in such appraisal program is standing by in the Contract Area) from receipt of such appraisal program, each Non-Consenting Party shall have option to reinstate the rights it relinquished pursuant to Article 15.4(B) and to participate in such appraisal program.  The  Non-Consenting  Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal program, to pay the lump sum amount as set out in Article 15.5(A) and to pay the Cash Premium as set out in Article 15.5(B).

(2)
If the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Contract.  For sixty (60) days from receipt of such Development Plan or such lesser period of time prescribed by the Contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 15.4(B) and to participate in such Development Plan.  The Non-Consenting Party may exercise such option by notifying the Party proposing to act as Operator  for such Development Plan within the period specified above that such Non-Consenting party agrees to bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs, to pay the lump sum amount as set out in Article 15.5(A) and to pay the Cash premium as set out in Article 15.5(B).

(D)
If a Non-Consenting Party does not properly and in a timely manner exercise such option, including paying in a timely manner in accordance with Article 15.5 all lump sum amounts and Cash Premiums,if any, due to the Consenting Parties, such Non-Consenting  Party shall have forfeited the options as set out in Article 15.4(C) and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded. (In which case a new notice and option shall be given to such Non-Consenting Party under Article 15.4(C)).

(E)
A Non-Consenting Party shall become a Consenting Party with regard to an Exclusive Operation at such time as the Non-Consenting Party gives proper notice pursuant to Article 15.4(C); provided that such Non-Consenting Party shall in no way be deemed to be entitled to any lump sum amount Cash Premium paid incident to such Exclusive Operation.  The Participating Interest of such  Non-Consenting  Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.1.  The Consenting Parties shall contribute in proportion to their respective Participating Interests in such Exclusive Operation, the Participating Interest of the Non-Consenting party. If all Parties participate in the proposed operation, then such  operation shall be conducted as a Joint Operation pursuant to Article 5.

(F)
If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan, the Consenting Parties desire to proceed with the said Development Plan, the Party chosen by the Consenting Parties to act as Operator for such development shall give notice to the Government under the appropriate provision of the Contract requesting a meeting to advise the Government that the Consenting Parties consider Discovery to be a Commercial Discovery.  Following such meeting such Operator for such development shall apply for Development Area. Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan, each Non-Consenting Party to such Development Plan shall not participate in such Development  Area covering such development  and shall forfeit all interests in such Development Area.  Such Non-Consenting Party shall be deemed to have withdrawn from this  Agreement to the extent it relates to such Development Area, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Development Area designed solely for the use of such Development Area.

15.5	Premium to Participate in Exclusive Operations

(A)
Within thirty (30) days of the exercise of its option under Article 15.4(C), each such Non-Consenting Party shall pay in immediately available funds to the Consenting Parties who took the risk of such Exclusive Operations in proportion to their respective Participating Interests in such Exclusive Operations a lump sum amount payable in the currently designated by such Consenting Parties. Such lump sum amount shall be equal to such Non-Consenting Party's Participating Interest share of all liabilities and expenses, including overhead, that were incurred in Exclusive Operations relating to the Discovery, or Well, as the case may be, in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 15.4(B), and that were not previously paid by such Non-Consenting Party.

(B)
In addition to Article 15.5(A), if a Cash Premium is due, then within thirty (30) days of the exercise of its option under Article 15.4(C) each such Non-Consenting Party shall pay in immediately available funds, in the currency designated  by the Consenting parties who took the risk of such Exclusive  Operations, to such Consenting Parties in proportion to their respective Participating Interests a Cash Premium equal to the total of:

(1)
Two hundred percent (200%) of such Non-Consenting Party's Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the obtaining of the portion of the G&G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

(2)
Four Hundred percent (400%) of such Non-Consenting Party's Participating Interest share of all liabilities and expenses, including  overhead, that were incurred  in any Exclusive Operations relating to the drilling, deepening, testing, completing, sidetracking, plugging back, re-completing and reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 15.4(B), and that were not previously  paid by such Non-Consenting party; plus

(3)
Two Hundred percent (200%) of such Non-Consenting Party's Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the drilling, deepening, testing, completing, sidetracking, plugging back, re-completing and reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 15.4(B), and that were not previously paid such Non-Consenting Party;

15.6	Order of Preference of Operations

(A)
Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) days, or twenty-four (24) hours if the drilling rig to be used is standing by in the Contract Area, from receipt of the proposal for the Exclusive Operation,  to deliver to all Parties entitled to participate in the proposed operation such Party's alternative proposal.  Such alternative proposal shall contain the information required under Article 15.2(A).

(B)
Each Party receiving such proposals shall elect by delivery of notice to Operator within the appropriate response period set out in Article 15.2(B) to participate in one of the competing proposals.  Any party not notifying Operator within the response period shall be deemed to have voted against the proposal.

(C)
The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals.  In the case of a tie vote, the Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote.  Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) days of the end of the response period, or twenty-four (24) hours if the drilling rig to be used is standing by in the Contract Area.

(D)
Each Party shall then have two (2) days (or twenty-four (24) hours if the drilling rig to be used is standing by in the Contract Area) from receipt of such notice to elect by delivery of notice to Operator whether such party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 15.4(B).  Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

15.7	Stand By Costs

(A)	When
an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party's notice proposing an Exclusive Operation for deepening, testing, sidetracking, completing, plugging back, re-completing, reworking or other further operation in such well (including the period required under Article 15.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed.  Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

(B)
If a further operation is proposed while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional days after expiration of the applicable response period specified in Article 15.2(B) within which to respond by notifying Operator that such party agrees to bear all stand by costs and other costs incurred during such extended response period Operator may require such Party to pay the estimated stand by time in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a day-to-day basis in proportion in their Participating Interests.

15.8	Deepening, Completing, Sidetracking, Plugging Back or Re-completing

If the Consenting Parties decide to deepen, complete, sidetrack, plug back or re-complete an Exclusive Well and such further operation  was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such  further operation.  For thirty (30) days (or forty-eight (48) hours if the drilling rig which is to be used in such operation is standing by in the Contract Area) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 15.4(B) and to participate in such operation.  The Non-Consenting Party may exercise such option by notifying the Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, to pay the lump sum amount as set out in Article 15.5(A).

A Non-Consenting Party shall not be entitled to reinstate its rights in any other type of operation.

15.9	Miscellaneous

(A)
Each Exclusive Operation shall be carried out by the Operator on behalf of and at the expense of the Consenting Parties.  For Exclusive Operations, the Consenting Parties shall act as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract

(B)
The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

(C)
Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided  in the Accounting Procedure.  Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, ore may be, entitled to elect to participate in such operations.

(D)
Operator, regardless  of whether it is participating in an Exclusive Operation, if it is conducting that Exclusive Operation for the Consenting Parties, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

(E)
Should the submission of a Development Plan be approved in accordance with Article 5, or should any Party propose a development in accordance with Article 15, with either proposal not calling for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right to future reimbursement of costs or to any Premium,   pursuant to Article 15.5.  If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party proposing to apply for a Development Area decides to not develop the reservoir, then each Non-Consenting Party who voted in favour of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Parties the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

(F)
In the case of any Exclusive Operation for deepening, testing, completing, sidetracking, plugging back, re-completing or reworking, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, that is not needed for Joint Operations, but the ownership of all such equipment shall remain unchanged.  On abandonment of a Well after such Exclusive Operation, the Consenting Parties shall account for all such equipment to the Parties who shall receive their respective Participating Interest shares, in value, less the cost of salvage.

(G)
If the Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then subject to obtaining any necessary Government approvals the Operator may resign, but in any event shall resign on the request of the Consenting Parties, as Operator for the Development Area for such Discovery and the Consenting Parties shall select a Party to serve as Operator.

ARTICLE 16 - INSURANCE AND INDEMNIFICATION

16.1	nsurance

16.1.1
The Operator shall, for the benefit and protection of the Parties hereto, and in accordance with the requirement of Contract and in accordance with the Good International Petroleum Industry Practices obtain such insurance with reputable insurers upon reasonable and competitive terms from the Joint Account in relation to Petroleum Operations as may be required under the Contract, applicable laws, rules and regulations together with such other insurances which the Operator may determine necessary for the Joint Operations.  Such insurance policies shall include the Government as additional insured and shall waive subrogation against the Government.

16.1.2	The said insurance shall, without prejudice to the generality of foregoing, cover the following as specifically required under the Article 24.1.1 of the Contract:

a)
Loss or damage to all installations, equipment and other assets for so long as they are used in or in connection with Petroleum Operations provided, however, that if for  any reason the Contractor fails to insure any such installations, equipment or assets, it shall replace any loss thereof or repair any damage caused thereto;

b)	Loss, damage or injury caused by pollution in the course of or as a result of Petroleum Operations;

c)	Loss of property or damage or bodily injury suffered by any third party in the course of or as a result of Petroleum Operations for which the Contractor may be liable;

d)
Any claim for which the Government may be liable relating to the loss of property or damage or bodily injury suffered by any third party in the course of or as a result of Petroleum Operations for which the Contractor is liable to indemnify the Government, or the State Government;

e)	With respect to Petroleum Operations offshore, the cost of removing wrecks and cleaning up operations following any accident in the course of or as a result of Petroleum Operations;

f)	The Contractor's and/or the Operator's liability to its employees engaged in Petroleum Operations.

16.1.3	The Operator shall duly file within time all claims with respect to insurance arranged and maintained by the Operator and shall take all necessary and proper steps to collect the proceeds.

16.1.4
The Operator shall at all times require its Subcontractors engaged in the Joint Operations under this Agreement to obtain and maintain all such insurances pertaining to such work as they may be required to carry by virtue of any applicable law or regulation, Contract  and such other  insurances as the Operator may deem advisable.

16.1.5
Each Party may for its own account and at its own expense, obtain such insurance pertaining to the Joint Operations conducted and materials acquired under this Agreement as it may deem advisable, provided, however, that obtaining of such insurance shall not in any way directly interfere with Operator's placement or insurance for the Joint Account in accordance with the terms of this Article hereof.  The Operator shall use its best efforts to facilitate, in cooperation with the Non- Operator Party, the orderly settlement of claims by their respective insurers.

16.1.6	All damages, losses and liabilities incurred in the Joint Operations which are not recoverable from insurance procured for the Joint Account under this Article shall be charged to the Joint Account.

16.1.7
Operator shall supply a copy of all insurance to all the Parties and continue to supply all the relevant information in this regard to the Parties, and keep all insurance valid during the course of Petroleum Operations, provided such insurance is available and approved by the Operating Committee. In the event Operator fails to procure requisite insurance under this Article, Operator shall be liable for all risk and consequences.

16.1.8
Subject to Article 4.7 of the Contract, the Contractor shall indemnify, defend and hold the Government and State Government harmless against all claims, losses, and damages of any nature whatsoever, including, without limitation, claims for loss or damage to property or injury or death to persons caused by or resulting from any Petroleum Operation conducted by or on behalf of the Contractor.

ARTICLE 17 - DISPOSITION OF PRODUCTION

17.1
Subject to the provisions hereof, each Party shall directly own and receive in kind its Participating Interest share of Contractor's entitlement of each grade and quality of all Petroleum produced and saved from the Contract Area and subject to relevant Article of the Contract and to procedures of this Article 17, each Party shall separately and at its own expense take and dispose of its full share of  Petroleum from the Delivery Point.

17.2	Petroleum produced and saved from the Contract Area shall delivered by Operator to the Parties at the Delivery Point.

17.3
It is the intent of the Parties that they shall act in concert and jointly as sellers and shall therefore, not less than six (6) months prior to the start of commercial production, in good faith negotiate or authorize the Operator to negotiate  a Petroleum offtake agreement with potential buyers and such Petroleum offtake agreement shall provide, among other things, detailed terms and procedures for:

17.3.1	Short-term production forecasts,

17.3.2	Frequency of Petroleum nominations and period involved,

17.3.3	Ocean tanker nominations,

17.3.4	Lifting tolerances,

17.3.5	Under lift/ Over lift,

17.3.6	Demurrage, and

17.3.7	Penalties assessable to any Party or the buyer(s) which causes a production loss due to its failure to perform.

Notwithstanding the above, in the event any of the Parties decides for any reason whatsoever not to participate jointly and in concert with the remaining Parties, as aforesaid, then such dissenting Party shall be entitled to enter into an independent Petroleum offtake agreement on its own at its own cost and risk.

ARTICLE 18 - NOTICES

18.1
Any notice or other communication provided for in this Agreement shall be in writing and shall be deemed to have been properly given or delivered when delivered in person to an authorized representative of the Party to whom it is addressed, or when sent by air mail, electronic mail, facsimile, telex, telegram or cable to the Party at its address hereinafter specified:

a)	Managing Director
Gujarat State Petroleum Corporation Ltd.
Block No.15, 2nd Floor
Udyog Bhavan, Sector-11
Gandhinagar - 382 011
Gujarat.

Tel  #                      :           91-79- 3236371 / 3238651
Fax #                      :           91-79--3236375

b)           President
Jubilant Enpro Ltd.
1A, Sector-16A, Institutional Area
Noida - 201 301
Uttar Pradesh

Tel  #                      :           91-120-2511005
Fax #                      :           91-120-2511009

c)           President / C.E.O
GeoGlobal Resources (India) Inc.
35-22 Street NW
Calgary, Alberta
T2N 4W7

Tel #                      :           1-403-261-1942
Fax #                      :           1-403-770-7394

and shall be effective from the date of receipt thereof.

18.2	Any Party may from time to time change its address under this Article on fifteen (15) days notice to the other Party (ies).

ARTICLE 19 - SOLE EXPERT, CONCILIATION AND ARBITRATION

19.1
The Parties shall use their best efforts to settle amicably all disputes, differences or claims arising out of or in connection with any of the terms and conditions of this Agreement or concerning the interpretation or performance thereof.

19.2
Matters which, by the terms of this Agreement, the Parties have agreed to refer to a sole expert and any  other matters which the Parties may agree to so refer, may be referred to  a sole expert who shall be an independent and impartial person of international standing with relevant qualifications and experience, appointed by agreement between the Parties and who shall not, by virtue of nationality, personal  connection or commercial interest, have a conflict between his/ her own interest and his/ her duty as a sole expert.  In the event that the Parties fail or are unable, to agree on a sole expert within thirty (30) days or such longer period as may be mutually agreed by Parties, the sole expert shall be appointed by a body or an institution or an agency or a person, mutually agreed by Parties.  In case, there is no agreement on the body or an institution or an agency or a person for appointing sole expert or such body or institution or agency or person fails to appoint a sole expert within thirty (30) days or such longer period as may be mutually agreed by Parties, the sole expert shall be appointed by the Chief Justice of India or by a person authorized by him.  Any sole expert appointed shall be acting as an expert and not as an arbitrator and the decision of the sole expert on matters referred to him/ her shall be final and binding on the Parties and shall not be subject to arbitration.

19.3
Subject to the provisions of this Agreement, the Parties hereby agree that any controversy, difference, disagreement or claim for damages, compensation or otherwise (hereinafter in this Clause referred to as "dispute") arising between the Parties, which cannot be settled amicably within ninety (90) days after the dispute arises, may (except for those referred to in Article 19.2, which may be referred to a sole expert) be submitted to conciliation  or an arbitral tribunal for final decision as hereinafter provided.

19.4
The arbitral tribunal shall consist of three arbitrators.  Each Party to the dispute shall appoint one arbitrator and the Party or Parties shall so advise the other Parties.  The two arbitrators appointed by the Parties shall appoint the third arbitrator.

19.5
Any Party may, after appointing an arbitrator, request the other Party(ies) in writing to appoint the second arbitrator.  If such other Party fails to appoint an arbitrator within thirty (30) days of receipt of the written request to do so, such arbitrator may, at the request of the first Party, be appointed by the applicable Chief Justice or by a person authorized by him within thirty (30) days of the date of receipt of such request, from amongst persons who are not nationals of the country of any of the Parties to the arbitration proceedings.

19.6
If the two arbitrators appointed by or on behalf of the Parties fail to agree on the appointment of the third arbitrator within thirty (30) days of the appointment of second arbitrator and if the Parties do not otherwise agree, at the request of either Party, the third arbitrator shall be appointed in accordance with Arbitration and Conciliation Act, 1996.

19.7
If any of the arbitrators fails or is unable to act, his successor shall be appointed by the Party or person who originally appointed such in the manner set out in this Article as if he was the first appointment.

19.8	The decision of the arbitral tribunal, and, in the case of difference among the arbitrators, the decision of the majority, shall be final and binding upon the Parties.

19.9
The arbitration agreement contained in this Article 19 shall be governed by the Arbitration and Conciliation Act, 1996 (Arbitration Act).  Arbitration proceedings shall be conducted in accordance with the rules for arbitration provided in Arbitration Act and the United Nations Commission on International Trade Law (UNCITRAL) rules may apply to the extent where corresponding rules are not provided in the Act.

19.10	The right to arbitrate disputes under this Agreement shall survive expiry or the termination of this Agreement.

19.11
Prior to submitting a dispute to arbitration, the Parties may by mutual agreement submit the matter for conciliation in accordance with Part III of the Arbitration and Conciliation Act, 1996.  No arbitration proceedings shall be instituted while conciliation proceedings are pending provided that a Party may  initiate arbitration proceedings in the event that dispute has not been resolved by conciliation within twenty one (21) days of the date of agreement by the Parties to submit such dispute to conciliation.

19.12
The venue of the sole expert, conciliation or arbitration proceedings pursuant to this Article, unless the Parties agree otherwise, shall be New Delhi, India and shall be conducted in the English language.  Insofar as practicable, the Parties shall continue to implement the terms of this Agreement notwithstanding the initiation of arbitral proceeding  before a sole expert, conciliator or arbitral tribunal and any pending claim or dispute.

19.13
The fees and expenses of a sole expert or conciliator appointed by the Parties shall be borne equally by the Parties.  The cost and expenses of arbitrator appointed by  a Party in accordance with the provision of this Article shall be borne by the respective Party and the cost and expenses of third arbitrator and liability thereof shall be at the discretion of the arbitrators.

19.13
Notwithstanding anything contrary contracted herein above, in the event of dispute among Government Company(s) and with the Government, such disputes shall be settled in accordance with guidelines issued on the subject by Government from time to time.

ARTICLE 20 - APPLICABLE LAW

This Agreement shall be governed by, construed, interpreted and applied in accordance with the  laws of Republic of India, both substantive and procedural. The Courts in New Delhi, India, shall have exclusive jurisdiction in all matters arising under this Agreement.

ARTICLE 21 - RELATIONSHIP OF PARTIES, MUTUAL INDEMNITIES AND NO PARTITION

21.1           Several Liability

21.1.1
The rights, covenants, obligations and responsibilities of the Parties pursuant to or arising under this Agreement unless other stated shall be several to the extent of their respective Participating Interests and nor joint and several.

21.1.2
Each Party shall be individually responsible for its own covenants, obligations and responsibilities to the extent of its Participating Interest except as herein expressly provided. Subject to Article 15.2 and 4.9.01,  in the event a claim, demand, action or liability is made against or incurred by or demanded from any Party under the terms of or pursuant to the Contract or this Agreement in excess of its Participating  Interest, such Party shall have the right of recovery of such  excess by contribution from each of the Parties in proportion to their respective Participating Interests.

21.1.3	Further, and except as expressly provided in this Agreement, nothing herein contained shall be construed to create an association, trust or partnership between the Parties.

21.1.4	No Party shall be under the control of, or be the agent of or have a right or power to bind any other Party without its express written consent, except as herein expressly provided.

21.2           Mutual Indemnities

Subject to the                                provisions of this Agreement, each Party shall indemnify and keep indemnified each of the other Parties from every claim, demand, action, liability or loss resulting from each and every breach or default by the indemnifying Party of any of its obligations under the Agreement.

21.3           No Partition

Unless unanimously agreed by the Parties no Party shall seek to partition any Joint Property, whether by court order or otherwise.

ARTICLE 22 - GENERAL

22.1           Waiver

No waiver by any Party of any provision of this Agreement, no consent to or departure therefrom shall be binding unless made expressly and confirmed in writing by authorized representatives of the Parties. Further, any such waiver or consent shall relate only to such matter, noncompliance or breach as it expressly relates to and for the purpose for which it is given and shall not apply to any subsequent or other matter, non compliance or breach. No default or delay on the part of either Party in exercising any rights, power or privilege hereunder shall operate as a waiver thereof or of any rights or remedies hereunder.

22.2           Amendments

This Agreement may be amended or varied only by an instrument in writing executed by authorized representatives of all the Parties.

22.3           Language

The English language shall be the language of this Agreement and shall be used in all communications between the Parties as well as in the Arbitral proceedings.

22.4           Conflict of Interest

22.4.1
Each Party undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

22.4.2                      The provisions of the preceding paragraph shall not apply to:

(a)	A Party's performance, which is in accordance with the local preference laws or policies of the host government; or

(b)	A Party's acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

22.5           Public Announcements

22.5.1
Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that, no public announcement or statement shall be issued or made unless prior to its release all the Parties have been furnished with a copy of such statement

or announcement and the approval                                                                           of Parties has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement, without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

22.5.2
If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless prior to its release, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of all the Parties or at least two (2) non-affiliated Parties holding fifty percent (50%) or more of the Participating Interests; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the  applicable laws, rules or regulations, legal proceedings or stock exchange having jurisdiction over such party .

22.6           Severance of Invalid Provisions

If and for so long as any provision of this Agreement is deemed or declared to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

IN WITNESS WHEREOF  the Parties have caused this Agreement to be executed by their duly authorized officers and representatives as of the day and year first above written.

Signed by

For and on behalf of
Gujarat State Petroleum Corporation Ltd.

In presence of                                (1)

(2)

For and on behalf of
Jubilant Enpro Ltd.

In presence of                                (1)

(2)

For and on behalf of
GeoGlobal Resource (India) Inc.

In presence of                                (1)

(2)

EXHIBIT  "A"

ACCOUNTING PROCEDURE

ARTICLE I

GENERAL PROVISIONS

1.1	DEFINITIONS

The definitions contained in Article 1 of the Operating Agreement to which this Accounting Procedure is attached shall also be applicable herein.  Furthermore, as and when used in this Accounting Procedure the terms listed below shall have the following meaning:

A.	The "said Agreement" means the Operating Agreement of which this Exhibit is a part.

B.	"Material" shall mean all material, supplies and equipment acquired or held for use in Joint Operations.

C.           "Outsider" or "Outsiders" means parties other than Operator and Non-Operators.

D.	Other terms used in this Accounting Procedure which are defined or described in said Agreement shall have the same meaning given them in said Agreement.

1.2           Inconsistency

In the event of any inconsistency or conflict between the provisions of this Accounting Procedure and the other provisions of the Agreement, the other provisions of the Agreement shall prevail.  The accounts will be in conformity with accounting principles/standards and guidelines issued by the Institute of Chartered Accountants of India from time to time.

1.3           Revision of the Accounting Procedure

By mutual agreement between the Operator and the Non-Operators, this Accounting Procedure may be revised from time to time, in writing, signed by the Parties, stating the date upon which the amendments shall become effective.

2.	JOINT ACCOUNT RECORDS AND CURRENCY EXCHANGE

Operator shall maintain accounting records for the Joint Account in the English language in accordance with generally accepted accounting practices used in the petroleum industry and in such a manner that all expenditures will be segregated or can be allocated to appropriate areas in connection with the Petroleum Operations. Joint Account records shall be maintained in the Operator's office in India, and stated in United States Dollars and Indian Rupees.  Expenditures other than United States Dollars or Indian Rupees shall be translated into United States Dollars and charged as United States Dollar expenditures.  Unless mutually agreed otherwise by the Parties, translation of non United States Dollars expenditure into United States Dollars and United States Dollar expenditures into Indian Rupees shall be as follows:

(A)
Expenditure of currencies purchased by the Operator for the Joint Account with Unites States Dollars shall be translated back into United States Dollars at the rate of exchange at which the currency was purchased with individual currency purchased deemed to be utilized on a first in/ first out basis to provide the funds expended.

(B)
Indian Rupees advanced pursuant to Indian Rupee calls shall be translated into United States Dollars at the monthly average of the daily mean of the buying and selling rates of exchange as quoted by State Bank of India (or any other financial body as may be mutually agreed by the Parties) for the Month in which the revenues, costs, expenditures, receipts or income are recorded.  However, in case of any single non-US Dollar transaction in excess of the equivalent of fifty thousand United States Dollar (US $ 50,000), the conversion into United States Dollars shall be performed on the basis of the average of the applicable rates for the day on which the transaction occurred.

(C)
Expenditures of United States Dollars advanced pursuant to United States Dollar Cash Calls shall be translated into Indian Rupees using the applicable exchange rate for the month of disbursement based on the current procedure that the Operator uses to translate United States Dollars as specified in clause (B) above.

The intent of the procedures outlined in Paragraph 2 of this Article I is to minimize any gain or loss on exchange chargeable to the Joint Account.

It is agreed, however, that any loss or gain resulting from the exchange of currency required for the use of the Joint Operations or from the translation above listed, shall be charged or credited to the Joint Account.  The matter of translation rates shall be reconsidered if it is determined that the above methods result in inequities, or burdensome administration, or do not provide the proper value for stating expenditure under the terms of the Agreement.

3.           ADVANCES AND CASH CALLS

(A)
Upon approval of Work Programmes and Budgets and subject to Article 4.7 of the Agreement, Operator shall have the right at its option to require the Parties to advance their share of Joint Operations net cash requirements by submitting to the Parties, on or before the first day of any month an itemized estimate by Budget categories of such requirements for the succeeding month.

(B)
Each such Cash Call shall be equal to the Operator's estimate of the money to be spent to perform its duties under the Approved Work Programme and Approved Budget for the month concerned and shall specify the currency or currencies in which the money shall be expended.  The Parties shall pay their Participating Interest share of the cash requirements within thirty (30) days after receipt of the estimates or by the first Business Day of the month for which advances are required, whichever is the later.  A reconciliation between estimates and actual cash requirements shall be made by Operator at the close of each Calendar Month and any differences shall be adjusted in the subsequent cash requirement request.

(C)
A Party shall have the right to make payment in the currency required to be expended by the Operator where such Party's share of the payment required is US $ 100,000 (United States Dollars one hundred thousand) or more.  The principles referred to in para 2 of this Article shall apply in relation to the exchange rate to be used by the Operator where a Party exercises its right pursuant to this subparagraph (C).

(D)	For information purposes the Cash Call shall contain an estimate of the funds required for the succeeding two months.

(E)
In the event that Operator subsequently determines that due to unanticipated expenditures the estimated monthly requirements submitted to the Parties are inadequate, Operator shall have the right to require the Parties to advance a portion of additional requirements by submitting an itemized estimate by Budget categories of such requirements.  Each Party shall pay its proportional share of such advance within thirty (30) Business Days after receipt of such notice or the date of requirement specified by the Operator whichever is later.

(F)
Each Cash Call shall indicate the AFE pursuant to which it is made. If a Party believes that the Cash Call exceeds the AFE to which it relates such Party may within five (5) Business Days of receipt of such Cash Call send notice to all other Parties including the Operator advising that it believes that all or a part of the Cash Call exceeds the applicable AFE and providing its reasons therefor. If within a further three (3) days all Non-Operators agree that all or a part of the Cash Call does not fall within an AFE then that part of Cash Call on which the Non-Operators have unanimously agreed exceeds the AFE shall be invalidated. The Parties shall not be subject to Articles 7.6 and 7.7 for failing to pay within the time required that part of a Cash Call invalidated pursuant to this provision and in such event within a further five (5) Business Days the Operating Committee shall meet to resolve the issue.

(G)
Where separate Joint Operations bank accounts are maintained as provided in para 3(K) of Article I of this Accounting Procedure, any interest earned from deposits of cash advances will be for the benefit of the individual Parties' account in proportion to their contributions. However, any Party may require that funds it has advanced in excess of its proportionate share of actual cash required by the Joint Operations, should said excess funds exceed fifty thousand United States Dollars (U.S.$50,000) or their equivalent in Indian Rupees, be returned in the currency of their original denomination within a period of fifteen (15) Business Days from the date of receipt of the request at the Party's expense. If the Operator does not make arrangements in good faith to return such funds in fifteen (15) Business Days then the Operator shall pay the Party requesting the refund the difference between the interest specified in Article 7.6.2 of the Agreement and the interest earned on the bank account of the Joint Account.

(H)
If the Operator does not request advance funds from the Parties, then the monthly billing referred to in Paragraph 4(A) of Article I shall be paid by the Parties in accordance with their Participating Interests within thirty (30) days after receipt thereof.

(I)
Cash requirements shall be specified by the Operator in United States Dollars and/or in Indian Rupees as required for the Joint Operations and the Parties shall advance their share of United States Dollars and Indian Rupees as so specified.

(J)
Subject to paragraph 3(E) of this Article I, if any Party fails to pay in full its share of any Cash Call by the due date as provided above, it shall be in default, and Article 7.6 and 7.7 of the Agreement shall apply.

(K)
Funds under the said Agreement held by Operator outside of India shall be segregated into a separate bank account or accounts, and shall not be commingled with Operator's other funds. Funds under the Agreement held by the Operator within India shall be held in separate bank accounts maintained solely for the respective purposes of the Joint Account. A monthly statement summarizing receipts, disbursements, transfers to each Joint Account and beginning and ending balances thereof shall be provided by the Operator to the Parties.

(L)	The Operator shall endeavor to maintain funds in bank accounts for the Joint Account at a level consistent with that required for the prudent conduct of Joint Operations.

4.           STATEMENTS AND BILLINGS

(A)
Unless otherwise agreed by the Parties, Operator shall render monthly to all the Parties, by the twenty fifth (25th) day of each Month, a billing statement of the costs and expenditure incurred during the prior Month, indicating by appropriate classification the nature thereof and the portion of such costs charged to each of the Parties.

These statements shall contain the following information:

                      (a)            advances of funds setting forth the currencies received from each Party;

(b)           the share of each Party in total expenditures on a cash and accrual basis;

(c)            the current cash balance of each Party; and

(d)
a summary of costs, credits and expenditure on current month, year to date, and inceptions to date basis or other periodic basis, as agreed by the Parties for each activity of the Approved Work Programme and Approved Budget.

(B)
Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of India and other applicable countries. Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide in a timely manner, Non-Operators with the necessary statements to facilitate the discharge of such responsibility.

(C)
The "cash" rather than "accrual" basis for accounting shall be used in charging the Joint Account. "Cash" basis as used herein means that expenditures for the Joint Operations are regarded as applicable to the period in which cash disbursements are made, whereas "accrual" basis means that expenses are regardless of when paid. For Non-Operator's internal accounting purposes, the Operator shall reflect accruals applicable to the Joint Account as memorandum items.

(M)
The billing statement is to be accompanied by billing schedules which shall be schedules dividing such expenditures and income into main classifications of expenditure as indicated by Approved Budget and AFEs. The billing schedule shall also show cumulative totals of all payments linked to AFEs Budget categories and Programmes.

5.           ADJUSTMENTS

Payments of any such bills shall not prejudice the right of Non-Operators to protest or question the correctness thereof. Subject to the exception noted in paragraph 6 of this Article I, all statements rendered to Non-Operators by Operator during any Year shall be presumed to be true and correct after twenty seven (27) months following the end of such Year, unless within said twenty seven (27) month period any Non-Operator requests for adjustment. Failure on the part of Non-Operators to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making of claims for adjustment thereon. No adjustment favorable to the Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent any adjustments resulting from amongst others, physical inventory of property as provided for in Article IV hereof, and exchange gains or losses as contemplated by Article I (2).

6.           AUDITS

Non-Operators, upon written notice to the Operator, shall have the right to audit Operator's accounts and records relating to the accounting hereunder for any Year within twelve (12) month period following the end of such Year; provided, however, that Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within the said twelve (12) month period. Non-Operators shall make every reasonable effort to conduct audits in a manner, which will result in a minimum of inconvenience to the Operator. Audits by Non-Operators shall be at Non-Operators' expense.

At the conclusion of each such audit, the Non-Operators and the Operator shall endeavor to settle outstanding matters and a written report shall be circulated to all the Non-Operators and the Operator within three (3) months of the conclusion of the audit and shall also be placed before the Operating Committee. In addition, a written statement of settlement reached between the Non-Operators and the Operator after the outstanding matters have been settled between the Non-Operators and the Operator shall be placed before the Operating Committee. The report shall include all claims arising from such audit together with comments pertinent to the operations of the accounts and records. The Operator shall reply to the report in writing as soon as possible and in any event not later than three (3) months following the receipt of such report.

Should the Non-Operator consider that the report or reply requires further investigation of any item therein, the Non-Operator shall have the right to conduct further investigation in relation to such matter notwithstanding that such period of twenty four (24) months has expired. Such further investigations shall be commenced within thirty (30) days and be concluded within sixty (60) days of receipt of such reply or report.

Notwithstanding that the said period of twenty four (24) months may have expired, if evidence exists that the Operator has been guilty of Wilful Misconduct, the Non-Operators shall have the right to conduct further audits in respect of any earlier period.

All adjustments resulting from audit agreed between Operator and Non-Operators conducting the audit shall be rectified promptly in the Joint Account by the Operator and reported to other Non-Operators as well as to the Operating Committee. If any dispute shall arise in connection with an audit, it shall be discussed by the Parties and if a settlement between the Operator and the Non-Operators or among the Parties is not unanimously agreed, the item or items in dispute shall be referred to arbitration.

Operator will get accounts audited in three months from closure of financial years and submit the same to non-operating partners.

Operator shall also file tax returns or returns/forms as applicable under Indian Laws.

ARTICLE II - BASIS OF CHARGES TO THE JOINT ACCOUNT

The Operator shall fully charge the Joint Account with all direct costs and expenses incurred in accordance with all Approved Work Programmes and Budgets and the provisions of this Agreement and in connection with Contract, Materials and Joint Operations. Without in any way limiting the generality of the foregoing, chargeable direct and indirect costs shall include all costs set forth in Sections 2 and 3 of the Accounting Procedure annexed to the Contract and all costs and expenses incurred by the Operator as a result of carrying another party’s interest and any other costs approved by the Operating Committee.

ARTICLE III - DISPOSAL OF MATERIALS

The Operator shall be under no obligation to purchase for its owe account surplus, new or second hand Material. The disposition of major items of surplus equipment and Material, such as derricks, tanks, engines, pumping units and tubular goods shall be subject to determination by the Operating Committee, provided the Operator shall have the right to dispose of normal accumulations of junk and scrap material either by transfer or sale for the Joint Properties, subject to relevant provisions of the Agreement.

1.           MATERIAL PURCHASED BY OPERATOR OR NON-OPERATOR

Material purchased by either Operator or Non-Operators for use in operations outside this Agreement shall be credited by Operator to the Joint Account for the month in which the Material is removed by the purchaser.

2.           DIVISION IN KIND

Division of Material in kind, if made between Operator and Non-Operators, shall be in proportion to their respective interests in such Material. Each Party shall thereupon be charged individually with its share of the agreed value of Material received or receivable by each Party, and corresponding credits shall be made by Operator to the Joint Account. Such credits shall appear in the monthly statement of Joint Operations.

3.           SALE TO OUTSIDERS

Sale to Outsiders of Material from the Joint Properties shall be credited by the Operator to the Joint Account at the net amount collected by the Operator from vendee. If such sale is priced lower than the basis stipulated in Section 3.1.8 of the Accounting Procedure annexed to the Contract, then such sale shall be approved by the Operating Committee prior to such sale. Any claims by vendee for defective Materials or otherwise shall be charged back to the Joint Account if and when paid by the Operator.

ARTICLE IV - INVENTORIES

1.           PERIODIC INVENTORIES, NOTICE AND REPRESENTATION

Unless otherwise agreed by the Parties, the Operator shall take physical inventory of Joint Account assets as are ordinarily considered controllable by operators of oil and gas properties at the following intervals:

A.           Storehouse stocks - annually.
B.	Other assets - cyclical basis so that all controllable assets shall be inventoried at intervals of not more than five (5) years.
C.	Completed construction projects - within sixty (60) days following physical completion of project.

Written notice of intention to take inventory shall be given by the Operator at least thirty (30) days before any inventory is to begin so that the Non-Operators may be represented when any inventory is taken.

Failure of the Non-Operators to be represented at an inventory shall bind the Non-Operators to accept the inventory taken by the Operator.

2.           RECONCILIATION AND ADJUSTMENT OF INVENTORIES

Reconciliation of inventory with charges to the Joint Account shall be made by the Operator, and the Operator shall furnish the Non-Operators a copy of the inventory and a price list of overages and shortages. Inventory adjustments shall be made by the Operator to the Joint Account for overages and shortages except that any particular item exceeding twenty five thousand United States Dollars (US $25,000) or class of Material adjustment exceeding fifty thousand United States Dollars (US $50,000) or net total adjustments of both overages and shortages for any particular inventory exceeding in the aggregate an amount equivalent to one hundred thousand United States Dollars (US $100,000) shall require the approval of the Non-Operator(s). The Operator shall be held accountable to the Non-Operator(s) only for shortages due to lack of reasonable diligence.

3.           SPECIAL INVENTORIES

Special inventories may be taken, at the expenses of the purchaser, whenever there is any sale or change of interest in the Joint Properties; and it shall be the duty of the Party selling to notify all other Parties hereto as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be represented and shall be governed by the inventory so taken.

ARTICLE V - FORM IN WHICH ACCOUNTS SHALL BE MAINTAINED

The form of the accounts as required for the purpose of complying with provisions of the Agreement shall include:

1.	Accounts recorded through Operator's Uniform Chart of Accounts or an equivalent system of accounts. A manual of Operator's accounts shall be maintained at Operator's office in India.

2.
Statements produced from the Operator's accounts of income and expenditure. Such statements produced from the Operator's accounts must be developed over time to reflect actual progress and circumstances.

EXHIBIT  - B
CARRIED INTEREST AGREEMENT

THIS AGREEMENT MADE this 27 day of August, 2002.

BETWEEN:

Gujarat State Petroleum Corporation Limited, a company incorporated in India and  having its registered office at Block 15, Second Floor, Udyog Bhavan, Sector 11, Gandhinagar, Gujarat 382011, India (hereinafter referred to as “GSPC)

OF THE FIRST PART

AND:

GeoGlobal Resources (India) Inc, a company incorporated in Alberta, Canada, and having its registered office at 35 – 22 Street NW, Calgary, Alberta, T2N 4W7, Canada ,(hereinafter referred to as “GGR)

OF THE SECOND PART

Whereas the broad principles and special provisions to be incorporated in the joint operating agreement referred to in clauses 5.1 of the Joint Bidding Agreement are as follows:

(a)   Subject to clause (e) of this Agreement, GSPC shall be the Operator if Production Sharing Contract is awarded with respect to the Bid made jointly by the parties.  GSPC shall perform petroleum operations on behalf of the parties pursuant to the terms of mutually agreed joint operating agreement effective as of the date of signing the Production Sharing Contract for exploration block no. KG-OSN-2001/3 offered under NELP-III, or completion of all three exploration phases which ever is earlier.  The Non operating party, GGR shall be carried for 100% of all of its share of any costs during the Exploration phase prior to the start date of initial commercial production. However, all of GGR’s share of any capital costs for the development phase will be paid back to GSPC as operator without interest and repayment of these costs shall be prorated over the forecast production life or ten years whichever is less.

Now therefore this agreement witnesseth that in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Carried Working Interest

The interest retained by GGR in the said exploration block as provided in this agreement shall be a carried working interest, that is to say:

(a)           GSPC covenants and agrees that upon being successful in the development of the said block, GGR shall be entitled to and have earned a 10% carried working interest;

(b)           GSPC shall advance and pay for the joint account of the parties, all costs and expenses which are made by GSPC pursuant to the terms of this agreement including, without in any way whatsoever limiting the generality of the foregoing, all costs and expenses of whatsoever nature or kind for exploration phase carried out on the said block, for development of an operations on the said block for the discovery and recovery of petroleum substances (which for the purposes of this agreement includes all petroleum, natural gas and related hydrocarbons and such other substances as are granted by the said block);

(c)           after deducting all royalties payable under the said block, GSPC shall be entitled to recover all such costs and expenses out of the production if any, from wells drilled by GSPC on the said block pursuant to the terms hereon;

(d)           GGR shall not be entitled to receive any share of production of petroleum substances until GSPC has recovered GGR’s share of the costs and expenses that were paid by GSPC as aforesaid and after such costs and expenses have been recovered, GGR shall be entitled to a 10% interest in all wells drilled on the said block, in all equipment placed in and on the said block and in all petroleum substances produced from wells drilled by GSPC on the said block;

(e)           if petroleum substances are not produced from the said block or if production ceases before GSPC has recovered all of GGR’s share of costs and expenses, it is understood and agreed that GSPC shall bear all of the aforesaid costs and expenses and that GGR shall have no obligation or liability to pay, repay or bear any portion thereof;

(f)           it is understood and agreed that any and all rental payments made in respect of the said block shall be borne and paid solely by GSPC and shall not be charged to the  joint account.

(g)           all costs and expenses and all income in connection with the said block shall be computed and accounted for in accordance with the standard industry accepted accounting principals and agreements.

Termination:

The term of this Agreement shall commence on the date of this Agreement and shall be a period equal  to the same term of the Exploration Period of Block KG-OSSN-2001/3 offered under NELP-III and the joint operating agreement referred to above.

Amendment:

No amendment to this Agreement shall be valid and binding unless set forth in writing and duly executed by the parties.

Governing Law and Arbitration:

a)	The laws of India shall govern this Agreement. GSPC and GGR submit to the exclusive jurisdiction of its courts at Delhi.

b)
Any dispute arising in connection with or with respect to validity of this agreement shall be finally resolved through Arbitration in accordance with the rules under Arbitration & Conciliation Act, 1996 .  Proceedings of Arbitration  shall be held in New Delhi and conducted in English language.

EXECUTED in Gandhinagar

Signed for and on behalf of
Gujarat State Petroleum Corporation Limited by:

Witness:

Signed for and on behalf of
GeoGlobal Resources (India) Inc. by:

Witness: